PENGROWTH CORPORATION

PENGROWTH ENERGY TRUST

NOTICES OF MEETINGS

INFORMATION CIRCULAR – PROXY STATEMENT

MARCH 15, 2004

TABLE OF CONTENTS

NOTICES OF MEETINGS

NOTICE OF THE ANNUAL AND SPECIAL MEETING OF PENGROWTH CORPORATION
NOTICE OF THE ANNUAL AND SPECIAL MEETING OF PENGROWTH ENERGY TRUST
NOTICE OF A SPECIAL MEETING OF THE ROYALTY UNITHOLDERS OF PENGROWTH CORPORATION

INFORMATION CIRCULAR – PROXY STATEMENT

Page
SCHEDULES
Special and Extraordinary Resolution Regarding Amendments to the Articles of Pengrowth Corporation	A-1
Extraordinary Resolution Regarding the Amendments to the Unanimous Shareholder Agreement	A-2
Extraordinary Resolution of the Trust Unitholders to Amend the Trust Indenture to Reclassify the Trust Unit Capital	B-1
Summary of Amendments to the Trust Indenture	B-2
Ordinary Resolution Regarding New Long Term Incentive Plan	B-3
Form of Long Term Incentive Plan	B-4
Extraordinary Resolution of Royalty Unitholders to Amend the Royalty Indenture Regarding Distribution Upon a Liquidation, Wind-Up or Dissolution of the Corporation	C-1
Extraordinary Resolution of the Royalty Unitholders to Amend the Royalty Indenture	C-2
Summary of Amendments to the Royalty Indenture	C-3

PENGROWTH CORPORATION

NOTICE OF THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

TAKE NOTICE that the annual general and special meeting (the “Shareholder Meeting”) of the holders of common shares (“Shareholders”) of Pengrowth Corporation (the “Corporation”) will be held at the Calgary Petroleum Club, McMurray Room, 319 – 5th Avenue S.W., Calgary, Alberta, at 3:00 p.m. (Calgary time) on April 22, 2004 for the following purposes:

1.	to appoint auditors;

2.	to elect directors of the Corporation;

3.	to consider a special and extraordinary resolution approving amendments to the articles of the Corporation regarding the rights attached to the exchangeable shares;

4.	to consider an extraordinary resolution approving amendments to the Amended and Restated Unanimous Shareholder Agreement dated June 17, 2003 among Pengrowth Management Limited, Pengrowth Energy Trust, the Corporation and Computershare Trust Company of Canada; and

5.	to transact any other business which may properly come before the Shareholder Meeting or any adjournment(s) thereof.

Calgary, March 15, 2004

By Order of the Board of Directors

(Signed) Charles V. Selby, Corporate Secretary

The specific details of the matters proposed to be put before the Shareholder Meeting and the text of the resolutions are set forth in the Information Circular-Proxy Statement accompanying this notice.

Royalty Unitholders of the Corporation and Trust Unitholders of Pengrowth Energy Trust (collectively, “Unitholders”) are entitled to vote on matters regarding the Corporation as if they were shareholders of the Corporation. Unitholders are requested to date and sign the enclosed form of proxy and to mail it to, or deposit it with, the Corporate Secretary of the Corporation in care of Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1. In order to be valid and acted upon at the Shareholder Meeting, forms of proxy must be received not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Shareholder Meeting or any adjournment(s) thereof. Unitholders who wish to attend and vote in person should appoint themselves as proxy.

Unitholders of record at the close of business on March 12, 2004, will be entitled to notice of, and to attend and vote at, the Shareholder Meeting, unless the Unitholder has transferred any units subsequent to that date and the transferee Unitholder, not later than 10 days before the Shareholder Meeting, establishes his ownership of the units and demands his name be included on the list of Unitholders, in which such transferee will be entitled to vote such units at the Shareholder Meeting.

PENGROWTH ENERGY TRUST

NOTICE OF THE ANNUAL AND SPECIAL MEETING OF TRUST UNITHOLDERS

     TAKE NOTICE that the annual and special meeting (the “Trust Meeting”) of the holders of trust units (“Trust Unitholders”) of Pengrowth Energy Trust (the “Pengrowth Trust”) will be held at the Calgary Petroleum Club, McMurray Room, 319 – 5th Avenue S.W., Calgary, Alberta, at 3:15 p.m. (Calgary time) on April 22, 2004 for the following purposes:

1.	to receive and consider the financial statements of Pengrowth Trust for the year ended December 31, 2003 and the auditors’ report thereon;

2.	to appoint auditors;

3.	to consider an extraordinary resolution approving amendments to the Amended and Restated Trust Indenture dated June 17, 2003 between Pengrowth Corporation and Computershare Trust Company of Canada to amongst other things: (i) reclassify the existing trust units, including the issued and outstanding trust units, as “class B trust units”; (ii) create a new class of trust units, to be designated the “class A trust units”; and (iii) create certain rights of conversion between the class A trust units and the class B trust units, all as more particularly described in the Information Circular – Proxy Statement accompanying this notice;

4.	to consider an ordinary resolution approving a new long term incentive plan and authorizing the issuance of up to 250,000 phantom trust units and a corresponding 250,000 treasury trust units under the plan; and

5.	to transact any other business which may properly come before the Trust Meeting or any adjournment thereof.

Calgary, March 15, 2004

By Order of Computershare Trust Company of Canada as Trustee

(Signed) Stacie A. Moore General Manager, Corporate Trust

(Signed) Lucy Liu Corporate Trust Officer

The specific details of the matters proposed to be put before the Trust Meeting and the text of the resolutions are set forth in the Information Circular-Proxy Statement accompanying this notice.

Trust Unitholders are requested to date and sign the enclosed form of proxy and to mail it to, or deposit it with, the Corporate Secretary of Pengrowth Corporation in care of Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1. In order to be valid and acted upon at the Trust Meeting, forms of proxy must be received not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Trust Meeting or any adjournment(s) thereof. Trust Unitholders who wish to attend and vote in person should appoint themselves as proxy.

Trust Unitholders of record at the close of business on March 12, 2004, will be entitled to notice of, and to attend and vote at, the Trust Meeting, unless the Trust Unitholder has transferred any trust units subsequent to that date and the transferee Trust Unitholder, not later than 10 days before the Trust Meeting, establishes his ownership of the trust units and demands his name be included on the list of Trust Unitholders, in which such transferee will be entitled to vote such trust units at the Trust Meeting.

PENGROWTH CORPORATION

NOTICE OF A SPECIAL MEETING OF ROYALTY UNITHOLDERS

TAKE NOTICE that a special meeting (the “Royalty Meeting”) of the holders of royalty units (the “Royalty Unitholders”) of Pengrowth Corporation (the “Corporation”) will be held at the Calgary Petroleum Club, McMurray Room, 319 – 5th Avenue S.W., Calgary, Alberta, at 3:30 p.m. (Calgary time) on April 22, 2004 for the following purposes:

1.	to consider an extraordinary resolution approving an amendment to the Amended and Restated Royalty Indenture dated June 17, 2003 between the Corporation and Computershare Trust Company of Canada to approve the distribution of certain of the proceeds obtained upon a liquidation, wind-up or dissolution of the Corporation to the holders of common shares and holders of exchangeable shares of the Corporation in conjunction with a distribution to Royalty Unitholders;

2.	to consider an extraordinary resolution approving an amendment to the Amended and Restated Royalty Indenture dated June 17, 2003 between the Corporation and Computershare Trust Company of Canada to reflect the reclassification of the trust units of Pengrowth Energy Trust into “class A trust units” and “class B trust units”; and

3.	to transact any other business which may properly come before the Royalty Meeting or any adjournment(s) thereof.

Calgary, March 15, 2004

By Order of the Board of Directors

(Signed) Charles V. Selby, Corporate Secretary

The specific details of the matters proposed to be put before the Royalty Meeting and the text of the resolutions are set forth in the Information Circular-Proxy Statement accompanying this notice.

Royalty Unitholders and Trust Unitholders of Pengrowth Energy Trust (collectively, “Unitholders”) are entitled to vote on all matters at the Royalty Meeting. Unitholders are requested to date and sign the enclosed form of proxy and to mail it to, or deposit it with, the Corporate Secretary of the Corporation in care of Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1. In order to be valid and acted upon at the Royalty Meeting, forms of proxy must be received not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Royalty Meeting or any adjournment(s) thereof. Unitholders who wish to attend and vote in person should appoint themselves as proxy.

Unitholders of record at the close of business on March 12, 2004 will be entitled to notice of, and to attend and vote at, the Royalty Meeting, unless the Unitholder has transferred any units subsequent to that date and the transferee Unitholder, not later than 10 days before the Royalty Meeting, establishes his ownership of the units and demands his name be included on the list of Unitholders, in which such transferee will be entitled to vote such units at the Royalty Meeting.

PENGROWTH CORPORATION
PENGROWTH ENERGY TRUST

INFORMATION CIRCULAR – PROXY STATEMENT

For:	Annual and Special Meeting of Shareholders Annual and Special Meeting of Trust Unitholders Special Meeting of Royalty Unitholders

PART I – GENERAL INFORMATION FOR ALL MEETINGS

SOLICITATION OF PROXIES

This information circular – proxy statement (“Circular”) is provided in connection with the solicitation of proxies by Pengrowth Management Limited for use at the Annual and Special Meeting of Shareholders (the “Shareholder Meeting”) of Pengrowth Corporation (the “Corporation”), the Annual and Special Meeting of Trust Unitholders (the “Trust Meeting”) of Pengrowth Energy Trust (“Pengrowth Trust”) and the Special Meeting of Royalty Unitholders of the Corporation (the “Royalty Meeting”), (collectively referred to as the “Meetings”) and at any adjournment(s) of the Meetings. The Meetings are to be held on April 22, 2004 at 3:00 p.m., 3:15 p.m. and 3:30 p.m. (all Calgary times), respectively, at the Calgary Petroleum Club, McMurray Room, 319 – 5th Avenue S.W., Calgary, Alberta. This Circular is provided for the purposes set forth in the accompanying Notices of Meetings. Information contained herein is given as of March 15, 2004 unless otherwise specifically stated. Each term that is defined in this Circular has that same meaning when used in the schedules to this Circular.

Shareholder Meeting

Pursuant to the terms of the Amended and Restated Unanimous Shareholder Agreement dated June 17, 2003 (the “Unanimous Shareholder Agreement”) among Pengrowth Management Limited (the “Manager”), Pengrowth Trust, the Corporation and Computershare Trust Company of Canada (the “Trustee”), holders of royalty units (“Royalty Unitholders”) issued by the Corporation (the “Royalty Units”) and holders of trust units (“Trust Unitholders”) issued by Pengrowth Trust (the “Trust Units”) (collectively, the “Unitholders”) are entitled to notice of, and to attend at, the Shareholder Meeting and to one vote per Royalty Unit or Trust Unit held on any matter put before the Shareholder Meeting, other than the election of two directors who may be elected by Pengrowth Management Limited (the “Manager”). The Manager has agreed to refrain from exercising its voting rights as a shareholder except in respect of the election of two directors or as may be necessary or desirable to implement any resolutions passed by the Unitholders. Pengrowth Trust will not exercise its voting rights as a shareholder except as may be necessary or desirable to implement any resolutions passed by the Unitholders. In this Circular, Royalty Units and Trust Units are collectively referred to as the “Units”.

Trust Meeting

Pursuant to the terms of the Amended and Restated Trust Indenture dated June 17, 2003 (the “Trust Indenture”) between the Corporation and the Trustee, Trust Unitholders are entitled to notice of, and to attend at, the Trust Meeting and to one vote per Trust Unit held on any matter put before the Trust Meeting.

Royalty Meeting

Pursuant to the terms of the Amended and Restated Royalty Indenture dated June 17, 2003 (the “Royalty Indenture”) between the Corporation and the Trustee, Unitholders are entitled to notice of, and to attend at, the Royalty Meeting and to one vote per Unit held on any matter put before the Royalty Meeting provided that the Trustee is not entitled to vote in respect of any Royalty Units held in its capacity as Trustee under the Trust Indenture (as defined below).

APPOINTMENT OF PROXYHOLDERS AND REVOCATION OF PROXIES

The persons named in the enclosed form of proxy are directors of the Corporation. A Unitholder has the right to appoint a person (who need not be a Unitholder) to represent the Unitholder at the Meetings other than James S. Kinnear or John B. Zaozirny (the “Management Designees”). To exercise this right, the Unitholder must either insert the name of the other person in the blank space provided on the enclosed form of proxy or submit another appropriate form of proxy. Non-registered Unitholders (Unitholders who hold their Units through brokerage accounts or other intermediaries) who wish to appear in person and vote at the Meetings should be appointed as their own representatives at the Meetings in accordance with the directions of their intermediaries. See “Notice to Beneficial Holders of Trust Units”.

In order to be used at the Meetings, proxies must be addressed to the Corporate Secretary of the Corporation and must be deposited with Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, not less than 48 hours, excluding Saturdays, Sundays and holidays, before the time for the holding of the Meetings or any adjournment(s) of the Meetings. The record date for the Meetings has been established as the close of business on March 12, 2004. Only Unitholders of record as at the record date are entitled to receive notice of, and to vote at, the Meetings, subject to the following. In the event a Unitholder of record transfers his Units and the transferee, upon producing properly endorsed certificates evidencing such Units or otherwise establishing that he owns such Units, requests no later than ten (10) days before the Meetings that the transferee’s name be included in the list of Unitholders entitled to vote, then such transferee shall be entitled to vote such Units at the Meetings.

The instrument appointing a proxyholder shall be in writing and shall be executed by the registered Unitholder or his attorney authorized in writing or, if the registered Unitholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized.

A registered Unitholder who has submitted a proxy may revoke it by an instrument in writing signed by the registered Unitholder or by an authorized attorney, or, if the registered Unitholder is a corporation by a duly authorized officer provided such instrument is deposited either: (i) at the offices of Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, not less than 48 hours, excluding Saturdays, Sundays and holidays, before the time for the holding of the Meetings or any adjournment(s) of the Meetings, or (ii) with the Chairman of the Meetings on the day of the Meetings, or any adjournment(s) of the Meetings. In addition, a proxy may be revoked: (i) by the registered Unitholder personally attending at the Meetings, and voting the Units represented thereby or, if the Unitholder is a corporation, by a representative of that corporation attending at the Meetings and voting such Units; or (ii) in any other manner permitted by law. Non-registered Unitholders should follow the directions of their intermediaries with respect to procedures to be followed for revoking a proxy.

NOTICE TO BENEFICIAL HOLDERS OF TRUST UNITS

The information set forth in this section is of significant importance to many Trust Unitholders, as a substantial number of the Trust Unitholders do not hold Trust Units in their own name. Trust Unitholders who do not hold their Trust Units in their own name (referred to herein as “Beneficial Unitholders”) should note that only proxies deposited by Trust Unitholders whose names appear on the records of Pengrowth Trust as the registered holders of Trust Units can be recognized and acted upon at the Meetings. If Trust Units are listed in an account statement provided to a Beneficial Unitholder by a broker, then in almost all cases those Trust Units will not be registered in the Beneficial

Unitholder’s name on the records of Pengrowth Trust. Such Trust Units will more likely be registered under the name of the Beneficial Unitholder’s broker or an agent of that broker. In Canada, the vast majority of such Trust Units are registered under the name of CDS & Co. (the registration name for The Canadian Depositary for Securities Limited, which acts as nominees for many Canadian brokerage firms). In the United States, the vast majority of such Trust Units are registered under the name of Cede & Co. (the registration name for Depositary Transfer Corporation, which acts as nominee for many U.S. brokerage firms). Trust Units held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Unitholder. Without specific instructions, the broker/nominees are prohibited from voting Trust Units for their clients.

Applicable regulatory policies require intermediaries/brokers to seek voting instructions from Beneficial Unitholders in advance of Unitholders’ Meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Unitholders in order to ensure that their Trust Units are voted at the Meetings. Often, the form of proxy supplied to a Beneficial Unitholder by its broker is identical to the form of proxy provided to registered Trust Unitholders; however, its purpose is limited to instructing the registered Trust Unitholder how to vote on behalf of the Beneficial Unitholder. The majority of brokers in Canada and the United States now delegate responsibility for obtaining instructions from clients to ADP Investor Communications (“ADP”). ADP may mail a scannable voting instruction form in lieu of the form of proxy. The Beneficial Unitholder is requested to complete and return the proxy or voting instruction form to them by mail or facsimile. Alternatively, the Beneficial Unitholder can call a toll-free telephone number or access ADP’s voting web site at www.proxyvotecanada.com to vote the Trust Units held by the Beneficial Unitholder. ADP then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Trust Units to be represented at the Meetings. A Beneficial Unitholder receiving a voting instruction form cannot use that voting instruction form to vote Trust Units directly at the Meetings as the voting instruction form must be returned as directed by ADP well in advance of the Meetings in order to have the Trust Units voted.

PERSONS MAKING THE SOLICITATION

This solicitation of proxies is made by the Manager. The costs incurred to prepare and mail the Notices of Meetings, this Circular and the Form of Proxy will be borne by the Corporation and will be deducted in computing the royalty payable by the Corporation to Pengrowth Trust. Proxies are being solicited by mail and may also be solicited by oral communication, telephone, telegraph or facsimile by directors, officers and proposed directors and officers of the Corporation, who will not be remunerated therefor.

EXERCISE OF DISCRETION BY PROXY

The Units represented by a proxy in favour of the Management Designees shall be voted at the Meetings and, where the Unitholder specifies a choice with respect to any matter to be acted upon, the Units shall be voted in accordance with the specification so made. In the absence of such specification, Units will be voted in favour of the proposed resolutions. The persons appointed by the enclosed form of proxy are conferred with discretionary authority with respect to amendments or variations to those matters specified in the Notices of Meetings. At the time of mailing of this Circular, the Manager knows of no such amendment, variation, or other matter.

VOTING SHARES AND UNITS AND THE PRINCIPAL HOLDERS THEREOF

The Corporation has 1,100 issued and outstanding common shares (the “Common Shares”). Of the 1,100 outstanding Common Shares, 1,000 are owned by Pengrowth Trust and 100 are owned by the Manager. Subject to the Unanimous Shareholder Agreement, registered holders of Common Shares are entitled to attend and vote at the Shareholder Meeting on the basis of one vote for each share held. The Manager has agreed to refrain from exercising its voting rights as a shareholder except in respect of the election of two directors or as may be necessary or desirable to implement any resolutions passed by the Unitholders. Pengrowth Trust will not exercise its voting rights as a shareholder except as may be necessary or desirable to implement any resolutions passed by the Unitholders.

As at March 12, 2004, Pengrowth Trust had 124,356,647 issued and outstanding Trust Units. The registered holders thereof are entitled to attend and vote at the Trust Meeting, the Royalty Meeting and the Shareholder Meeting on the basis of one vote for each Trust Unit held.

As at March 12, 2004, the Corporation had 118,996,923 issued and outstanding Royalty Units. The registered holders thereof (other than Royalty Units held by the Trustee in its capacity as Trustee under the Trust Indenture) are entitled to attend and vote at the Royalty Meeting and the Shareholder Meeting on the basis of one vote for each Royalty Unit held. Issued and outstanding Royalty Units held by registered holders other than the Trustee total 18,940.

To the best of the knowledge of the Manager, no persons beneficially own, directly or indirectly, Units carrying more than 10% of the voting rights attached to the issued and outstanding Units.

EXECUTIVE COMPENSATION

During 2003, the Corporation had eight executive officers. The salaries and bonuses paid by the Corporation to the five highest officers and employees during 2003 were $1,389,299 in the aggregate.

The President of the Corporation is the sole shareholder of the Manager which is the advisor to the Corporation under the Amended and Restated Management Agreement dated as of June 17, 2003 (the “Management Agreement”) and as such provides management services to the Corporation (see “Management Agreement”). The Manager received $695,000 for acquisition fees and $9,661,349 for management services provided to the Corporation during 2003. The Manager also received a performance fee of $520,000 during 2003. In March 2004, the Manager paid bonuses to employees of the Corporation for 2003 of $943,075 in the aggregate. The Manager annually incurs additional expenses related to the business development of the Corporation. The law firm controlled by the Corporate Secretary earned an aggregate of $675,692 for legal and consulting services provided to the Corporation in 2003. Officers of the Corporation also participated in the incentive programs available to directors, officers, employees and special consultants discussed elsewhere in this Circular.

The members of the board of directors of the Corporation (the “Board of Directors”), other than Mr. Kinnear, receive an annual retainer of $25,000 and $1,500 for each board or board committee meeting attended plus expenses of attending such meetings. Mr. Kinnear receives no remuneration as a director. The lead director John B. Zaorzirny received additional remuneration of $20,000 annually. The Chairman of each committee of the Board of Directors receives an additional annual retainer of $8,000 and individual committee members receive an additional annual retainer of $4,000 for each committee participation. The remuneration paid to directors during 2003 was $492,500 in aggregate. In addition to the foregoing Trust Unit Options or Trust Unit Rights are granted to members of the Board of Directors, from time to time. See “Options Granted During the Year Ended December 31, 2003”.

Long Term Incentive Plans

Long term incentive plans have been implemented to encourage ownership of Trust Units, to maintain a direct link between pay and performance and to motivate directors, officers, employees and special consultants to improve Pengrowth Trust’s long-term financial success. The compensation policies of the Corporation and the Manager are designed to recognize and reward corporate performance and individual performance as well as to provide a competitive level of compensation.

Options to acquire Trust Units (“Trust Unit Options”) were issuable pursuant to a Trust Unit Option Plan (the “Option Plan”) and were issued from time to time at the discretion of the Board of Directors. Rights to acquire Trust Units (“Trust Unit Rights”) are issuable pursuant to a Trust Unit Rights Incentive Plan (the “Incentive Plan”). The Trust Units reserved for issuance pursuant to outstanding Trust Unit Options granted under the current Option Plan will continue to be governed by the Option Plan until such options are exercised or expire at which time the current Option Plan will be terminated. The aggregate number of Trust Units reserved for issuance under the Incentive Plan, together with Trust Units reserved for issuance pursuant to outstanding Trust Unit Options granted under the current Option Plan, is presently limited to a maximum of 12 million Trust Units provided that the aggregate authorized number of Trust Units issuable under both plans shall not at any time exceed 10% of the issued and outstanding Trust Units.

The Corporation offers a trust unit purchase plan and a registered retirement savings plan under which the Corporation will match each participant’s contributions to an aggregate of 10% of the participant’s salary.

In February, 2000, the Corporation instituted a trust unit margin purchase plan (the “Margin Purchase Plan”) which was available to directors, officers, employees and special consultants of the Corporation. Participants are permitted to acquire Trust Units of Pengrowth Trust through individual margin accounts with a specified Canadian investment dealer which will provide participants with up to 75% margin, supported by a letter of credit by the Corporation. Participants maintain personal margin accounts with the investment dealer and are responsible for all interest costs and obligations in respect to their margin loans. If there is a requirement to draw on the letter of credit to support the margin requirements of the specified Canadian investment dealer, each of the participants in the Margin Purchase Plan will nonetheless remain responsible to reimburse the Corporation and the specified Canadian investment dealer for all principal and interest associated with their margin loans. The Margin Purchase Plan is terminable upon two years notice by the Corporation or by the specified investment dealer. The amount of the letter of credit (currently $5 million) may vary on the basis of interest rates, Trust Unit distributions and the trading price of the Trust Units. Costs of administration of the Margin Purchase Plan are shared equally between the participants and the Corporation, and participants share costs amongst themselves on a pro rata basis.

The United States Congress passed the Sarbanes-Oxley Act of 2002 (“SOX”) in response to corporate failures in the United States and other concerns with respect to corporate governance. Among other things, SOX contains broad restrictions upon financial assistance to directors and officers. As a result, the Corporation suspended future availability of the Margin Purchase Plan to directors and officers pending further developments.

The following summarizes the Trust Units deposited in, or purchased through and remaining in the Trust Unit Margin Purchase Plan as at March 12, 2004.

Number of Trust Units Held Under
Directors and Officers	the Trust Unit Margin Purchase Plan
James S. Kinnear (1)	2,112,807
Charles V. Selby	110,820
Stanley H. Wong	20,000
John B. Zaozirny(2)	24,188
Lianne K. Bigham	71,500
Lynn Kis	3,700
Employees and Special Consultants	139,656

TOTAL	2,482,671

     Notes:

(1)	Comprised of 457,656 Trust Units registered in the name of James S. Kinnear, and 1,655,151 Trust Units registered in the name of Kinnear Financial Consulting Limited.

(2)	Mr. Zaozirny contributed 6,536 fully paid Trust Units to the Trust Unit Margin Plan in 2003.

In March, 2000, the Board of Directors approved an executive long term incentive plan (the “ELTI Plan”) under which the Corporation provides bonuses to plan recipients in the form of Trust Units purchased by the Corporation in the market from time to time. In 2003 the Corporation distributed 13,650 Trust Units to seven executives pursuant to the ELTI Plan in respect of bonuses for 2001 and 2002. The Trust Units were purchased at a cost of $200,697.

Summary of Compensation and Securities under Option

The following table provides a summary of compensation earned during each of the last three fiscal years ended December 31, 2003 by the Corporation’s Chief Executive Officer and for the next four most highly compensated executive officers of the Corporation. Two additional executive officers of the Corporation received in excess of $100,000 per annum by way of salary and bonuses during at least one of the last three fiscal years ended December 31, 2003.

Long Term
Compensation
		Annual Compensation		Securities Under
				OptionsandRights	All Other
Name and Principal		Salary	Bonus	Granted	Compensation
Position	Year	$	$	(#)	($) (2)
James S. Kinnear (1)(3) President, Chairman and Chief Executive Officer	2003 2002 2001	Nil(1) Nil(1) Nil(1)	Nil(1) Nil(1) Nil(1)	Nil 285,723 89,700	Nil(1) Nil(1) Nil(1)

Robert B. Hodgins (3) Chief Financial Officer	2003 2002	254,167 101,282	145,814 37,076	Nil 171,000	22,761 Nil

Henry D. McKinnon Vice President — Operations	2003 2002 2001	198,703 190,438 170,723	108,736 78,866 69,818	Nil 121,200 34,670	60,696 Nil Nil

Lynn Kis Vice President — Engineering	2003 2002	159,358 155,506	63,014 60,105	Nil 101,800	37,092 Nil

Christopher G. Webster Treasurer	2003 2002	145,092 127,985	70,208 54,024	Nil 85,400	32,877 Nil

     Notes:

(1)	Management fees are paid by the Corporation to the Manager. James S. Kinnear, the Chairman, President and Chief Executive Officer of the Corporation, is also the President and Chief Executive Officer of the Manager. (2) “All Other Compensation” is amounts paid under the ELTI Plan. (3) Robert B. Hodgins commenced employment on August 6, 2002.

Options Granted During the Year Ended December 31, 2003

No grants of Trust Unit Options or Trust Unit Rights were made to directors and officers of the Corporation during the fiscal year ended December 31, 2003.

Aggregate Option Exercises During the Year Ended December 31, 2003 and Year-End Option and Right Values

The following table summarizes, for the directors and officers, the number of Trust Units acquired pursuant to the exercise of Trust Unit Options during the year ended December 31, 2003, if any, the aggregate value realized upon exercise, if any, and the number of Trust Units covered by unexercised Trust Unit Options and Trust Unit Rights under the Option Plan and Rights Plan as at December 31, 2003. Value realized upon exercise is the difference between the market value of the Trust Units acquired on the exercise date and the aggregate exercise price of the Trust Unit Options. The value of the unexercised and in the money options and rights is the difference between the exercise price of the Trust

Unit Options or Trust Unit Rights and the closing stock market price of the Trust Units on the Toronto Stock Exchange on December 31, 2003, which was $21.25 per Trust Unit.

					Value of Unexercised in the
			Unexercised Options/Rights		Money Options/Rights at
			at December 31, 2003		December 31, 2003
	Securities Acquired		(#)		($)(1)
	on	Aggregate
	Exercise	Value Realized		Not		Not
Name	(#)	($)	Vested	Vested	Vested	Vested
James S. Kinnear	Nil	Nil	924,123	50,000	4,069,822	385,500
John B. Zaozirny	34,476	91,735	50,967	7,667	176,383	56,762
Thomas A. Cumming	28,100	90,599	18,343	7,667	100,416	56,762
Michael A. Grandin	Nil	Nil	22,000	11,000	155,520	77,760
Stanley H. Wong	20,433	98,373	69,010	7,667	226,957	56,762
Francis G. Vetsch	51,840	147,344	44,603	7,667	159,005	56,762
Robert B. Hodgins	114,000	442,731	Nil	57,000	Nil	398,700
Henry D. McKinnon	200,170	402,772	Nil	22,000	Nil	169,620
Gordon M. Anderson	212,323	343,927	Nil	18,000	Nil	138,780
Lynn Kis	128,214	441,011	30,633	18,000	114,807	138,780
Lianne K. Bigham	119,189	467,774	70,630	15,000	220,093	115,650
Christopher G. Webster	74,300	223,659	26,551	15,000	118,316	115,650
Charles V. Selby	Nil	Nil	182,202	15,000	809,277	115,650

     Note:

(1)	For rights granted in 2002 under the new Trust Unit Rights Plan, the value of the unexercised rights in the money at December 31, 2003 was calculated using the original exercise price at the grant date.

Performance Graph

The following graph and table compares the yearly percentage change in the cumulative Unitholder return over the last five years (assuming a $100 investment was made on December 31, 1998) on the Trust Units of Pengrowth Trust with the cumulative total return of the S&P/TSX Composite Index, assuming reinvestment of distributions.

	1998	1999	2000	2001	2002	2003
Pengrowth Energy Trust	$100	$165	$247	$220	$260	$440
S&P/TSX Composite Index	$100	$132	$141	$124	$108	$137
TSX Oil & Gas Producers Index	$100	$123	$179	$186	$216	$260

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

The Corporation provides directors’ and officers’ liability insurance to its directors and officers, to pay on behalf of each insured person all loss, subject to the limits of the policy, for which they become legally obligated, and for which the insured person is not indemnified by the Corporation. The insurance shall also pay, on behalf of the Corporation, all loss, subject to the limits of the policy, for which the Corporation grants indemnification to the directors and officers as permitted or required by law. The cost of the insurance is borne entirely by the Corporation.

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

Since the incorporation of the Corporation and the creation of Pengrowth Trust, none of the directors or officers of the Corporation has been indebted to the Corporation or Pengrowth Trust. However, the Corporation has delivered a letter of credit to a specified Canadian investment dealer to support margin loans to certain directors, officers, employees and special consultants under the terms of the Trust Unit

Margin Purchase Plan. See “Long Term Incentive Plans” as to the impact of SOX. To the extent that the market value of the Trust Units plus accumulated distributions less interest charges held within the Plan is less than the amount of the margin loan to any participant at maturity, the specified Canadian investment dealer shall be entitled to realize on the letter of credit and the participant shall be required to repay the Corporation his or her pro rata share of such amount.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

There were no material interests, direct or indirect, of directors and officers of the Corporation, any shareholder or Unitholder who beneficially owns more than 10% of the Common Shares or Units of the Corporation or Pengrowth Trust, or any known associate or affiliate of these persons in any transaction since the incorporation of the Corporation and establishment of Pengrowth Trust and in any proposed transaction which has materially affected or would materially affect the Corporation or Pengrowth Trust other than the interests of the Manager under the terms of the Management Agreement.

Mr. John Zaozirny, the lead director of the Corporation is the Vice-Chairman of Canaccord Capital Corporation (“Canaccord”). Canaccord was one of the syndicate underwriters in connection with the $144 million offering of Trust Units by Pengrowth Trust which was completed on July 23, 2003 and is one of the syndicate underwriters in connection with the $150.8 million offering of Trust Units by Pengrowth Trust under a prospectus dated March 15, 2004. In connection with those offerings, Canaccord received, and will receive, its proportionate share of underwriting commissions.

MANAGEMENT AGREEMENT

At the annual and special meeting of Trust Unitholders and the special meeting of Royalty Unitholders, both of which were held on June 17, 2003, the Trust Unitholders and the Royalty Unitholders approved the Management Agreement which governs both Pengrowth Trust and the Corporation. The board of directors negotiated the Management Agreement with the Manager, to incentivize future performance and to avoid the upfront termination payments associated with internalizations.

Key elements of the Management Agreement are:

•	two distinct 3-year terms with a declining fee structure in the second 3-year term;

•	a base fee determined on a sliding scale:

•	in the first three-year contract term:

•	2% of the first $200 million of Income; and

•	1% of the balance of Income over $200 million; and

•	in the second three-year contract term:

•	1.5% of the first $200 million of Income; and

•	0.5% of the balance of Income over $200 million.

(For these purposes, “Income” means the aggregate of net production revenue of the Corporation and any other income earned from permitted investments of Pengrowth Trust (excluding interest on cash or near-cash deposits or similar investments).

•	a performance based fee based on total returns received by Trust Unitholders which essentially compensates the Manager for total annual returns which average in excess of 8% over a 3-year period;

•	a ceiling on total fees payable determined in reference to a percentage of the fees paid under the previous management agreement: 80% each year in the first three-year contract term and 60% each year in the second three-year contract term and subject to a further ceiling essentially equivalent to $12 million annually during the second three-year contract term;

•	requirement for the Manager to pay certain expenses of the Corporation and Pengrowth Trust of approximately $2 million per year;

•	an annual minimum management fee of $3.6 million comprised of $1.6 million of management fees and $2.0 million of expenses;

•	key man provisions in respect of James S. Kinnear, the President of the Manager;

•	a bonus structure based on 10% of the Manager’s base fee for employees and special consultants of the Corporation; and

•	an optional buyout of the management agreement at the election of the board of directors of the Corporation upon the expiry of the first three-year contract term with a termination payment of essentially 2/3 of the management fee paid during the first three-year contract term plus expenses of termination.

The responsibilities of the Manager under the Management Agreement include:

•	reviewing and negotiating acquisitions for the Corporation and Pengrowth Trust;

•	providing written reports to the board of directors of the Corporation to keep the Corporation fully informed about the acquisition, exploration, development, operation and disposition of properties, the marketing of petroleum substances, risk management practices and forecasts as to market conditions;

•	supporting the Corporation in connection with its acting as operator of certain of its properties;

•	arranging for, and negotiating on behalf of, and in the name of, the Corporation all contracts with third parties for the proper management and operation of the properties of the Corporation;

•	supervising, training and providing leadership to the employees and consultants of the Corporation and assisting in recruitment of key employees of the Corporation;

•	arranging for professional services for the Corporation and Pengrowth Trust;

•	arranging for borrowings by the Corporation and equity issuances by Pengrowth Trust; and

•	conducting general unitholder services, including investor relations, maintaining regulatory compliance, providing information to Trust Unitholders in respect of material changes in the business of the Corporation or Pengrowth Trust and all other reports required by law, and calling, holding and distributing material in respect of meetings of Trust Unitholders and Royalty Unitholders.

Despite the broad authority of the Manager, approval of the board of directors of the Corporation is required on decisions relating to any offerings, including the issuance of additional Trust Units, acquisitions in excess of $5 million, annual operating and capital expenditure budgets, the establishment of credit facilities, the determination of cash distributions paid to Trust Unitholders, the amendment of any of the constating documents of the Corporation or Pengrowth Trust and the amount of the assumed expenses of the Manager which are a portion of the compensation of the Manager.

PART II — CORPORATE GOVERNANCE

MANDATES OF THE TRUSTEE, THE MANAGER AND THE BOARD OF DIRECTORS

The Corporation holds petroleum and natural gas rights and other assets. Under the Royalty Indenture, a royalty was created representing 99% of the “Royalty Income”, which is payable to Royalty Unitholders. Pengrowth Trust was created for the purpose of issuing Trust Units to the public, facilitating an indirect investment in Royalty Units and other permitted investments under the Trust Indenture. Pengrowth Trust holds Royalty Units, interests in certain petroleum and natural gas facilities, cash and other assets. The Trust Units of Pengrowth Trust are listed on the Toronto Stock Exchange (the “TSX”) and on the New York Stock Exchange (the “NYSE”) and Pengrowth Trust is therefore subject to the corporate governance listing requirements of both exchanges.

Under the terms of the Trust Indenture, the Trustee is empowered to exercise those rights and privileges that could be exercised by a beneficial owner of the assets of Pengrowth Trust in respect of the administration and management of Pengrowth Trust. The Trustee is permitted to delegate certain of the powers and duties of the Trustee to any one or more agents, representatives, officers, employees, independent contractors or other persons. However, specific powers are delegated to the Corporation as “Administrator” under the Trust Indenture and the Trustee has granted broad discretion to the Manager to administer and regulate the day to day operations of Pengrowth Trust. The powers of the Trustee are also limited through the voting rights of Trust Unitholders.

Under the Management Agreement, the Manager is empowered to act as agent for Pengrowth Trust in respect of various matters, to execute documents on behalf of the Trustee and to make executive decisions which conform to general policies and general principles previously established by the Trustee. The Manager is empowered to undertake, on behalf of the Corporation and Pengrowth Trust, subject to the Royalty Indenture, all matters pertaining to the properties of the Corporation. See “Management Agreement”.

Under the Royalty Indenture, the Corporation makes all operating decisions with respect to the properties of the Corporation. Under the Trust Indenture, general powers have been delegated to the Corporation as the “Administrator” of Pengrowth Trust to perform those functions of the Trustee which are largely discretionary, subject to the powers and duties of the Manager. Additionally, specific powers have been delegated to the Corporation in relation to the offering of securities, the acquisition of facilities and other assets, the incurring of indebtedness, the granting of security and the determination of distributable income.

In accordance with the terms of the Unanimous Shareholder Agreement, all Royalty Unitholders other than the Trustee, and all Trust Unitholders are entitled to attend at, and vote upon, all resolutions brought before meetings of the Shareholders of the Corporation on the basis of one vote for each Unit held. Currently, the Unanimous Shareholder Agreement also provides that the Board of Directors shall consist of two nominees of the Manager and up to six directors who are elected by the Trust Unitholders of Pengrowth Trust. The Board of Directors meets a minimum of four times each year, once in each fiscal quarter. In addition, the Board of Directors meets at other times when matters requiring its approval are raised and the timing is such that it is not prudent or possible to await a regularly scheduled quarterly meeting. During 2003, eight regularly constituted Board of Directors meetings were held.

BOARD INDEPENDENCE

The NYSE listing standards state that a majority of directors be independent. An independent director is defined as one who is independent of the Manager and is free from any interest or any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director’s ability to act with a view to the best interests of the issuer, other than interests and relationships arising from shareholdings. In addition, the TSX Company Manual recommends that the board of directors of every issuer be constituted with a majority of individuals who qualify as “unrelated directors”. An unrelated director is a director who is independent of the Manager and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director’s ability to act with a view to the best interest of Pengrowth Trust.

Five of seven directors recommended for election to the Board of Directors are independent directors under the NYSE requirements and five of the seven directors are unrelated. Mr. James S. Kinnear, who is Chairman, President and Chief Executive Officer of the Corporation as well as President and Chief Executive Officer of the Manager, is not independent of either entity and is a related director. Mr. Stanley H. Wong may be considered not to be independent and is a related director as he is the Manager’s additional appointee to the Board of Directors pursuant to the terms of the Unanimous Shareholder Agreement. However, Mr. Wong is neither engaged by the Manager nor by the Corporation and receives remuneration solely in his capacity as a director of the Corporation. The remainder of the directors are independent and unrelated, in that they have not worked for the Corporation (or the Manager) nor do they have material contracts with the Corporation (or the Manager) or receive remuneration from the Corporation (or the Manager), other than Trust Unit Options and Trust Unit Rights, in excess of director’s fees payable by the Corporation.

BOARD APPROVALS AND STRUCTURE

The Manager makes recommendations to the Board of Directors as to the strategic direction of the Corporation and Pengrowth Trust. The Board of Directors considers these recommendations and assumes overall responsibility for the strategic direction of the Corporation and Pengrowth Trust through the annual consideration of a strategic plan and budget. Criteria are approved by the Board of Directors for the acquisition and disposition of oil and natural gas properties and other permitted investments.

The Manager has general power under the Management Agreement to conduct acquisitions and dispositions and the operation of properties. Because of the structure created by the Trust Indenture, the Royalty Indenture and the Unanimous Shareholder Agreement, neither the Manager nor the Board of Directors has plenary authority over the businesses and affairs of Pengrowth Trust and the Corporation. The Trustee responds to directions from the Manager and from the Board of Directors (with respect to the Corporation as administrator of Pengrowth Trust) within the scope of the authority of the Trustee and the Trustee’s power to delegate.

The Board of Directors responds to recommendations brought forward by the Manager to the Board of Directors on material matters impacting the Corporation and Pengrowth Trust. Practically, the Manager defers to the Board of Directors in respect of all matters which may have a material impact upon the business and undertaking of the Corporation, Pengrowth Trust, the Royalty Unitholders or the Trust Unitholders. Reliance is placed upon independent engineering, legal and accounting consultants where appropriate.

The Board of Directors represents a cross-section of experience in matters of oil and gas, finance and directors’ responsibilities. Three of the seven nominated members of the Board of Directors have been directors since the formation of the Corporation and Pengrowth Trust. Thomas A. Cumming has been a director since April 2000 and Michael A. Grandin has been a director since April 2002. Michael S.

Parrett and William R. Stedman have been nominated for election to the Board of Directors at the 2004 Annual Meeting. Mr. Parrett is a chartered accountant with extensive financial and management experience and Mr. Stedman is a professional engineer with extensive technical, financial and management experience.

BOARD COMMITTEES

The Audit Committee of the Board of Directors is currently comprised of four of the independent, unrelated directors. The Board of Directors has a Corporate Governance/Compensation Committee which is also comprised of four independent, unrelated directors. The Board of Directors has also formed a Reserves Committee comprised of two directors, one of whom is an independent, unrelated director, to review the assumptions and practices and results in respect to the preparation of independent reserve reports for the oil and gas assets of the Corporation and the reporting thereof. There are no other committees of the Board of Directors.

In respect of matters such as discussions concerning the Management Agreement or related party transactions, representatives of the Manager disclose their conflict of interest and absent themselves from discussions and voting.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Board of Directors and the Manager support the Guidelines for Corporate Governance (the “TSX Guidelines”) adopted by the TSX. On November 4, 2003, the NYSE adopted a number of changes to the standards for issuers listed on the NYSE, such as Pengrowth Trust. The changes to the NYSE listing standards are not mandatory for Pengrowth Trust, but any differences in Pengrowth Trust’s corporate governance practices and the NYSE rules must be disclosed by Pengrowth Trust in its annual 40F filing with the Securities and Exchange Commission in the United States. Certain provisions of SOX and certain rules adopted and proposed by the United States Securities and Exchanges Commission (“SEC”) pursuant to the requirements of SOX, which are applicable to Pengrowth Trust, also influence Pengrowth Trust’s approach to corporate governance. The Corporate Governance/Compensation Committee of the Board of Directors continues to monitor proposed amendments to Canadian and United States corporate governance practices and will take appropriate action in response to any new standards which are established.

Pengrowth is also considering the application of recent legislative changes and the recommendations of influential organizations and commentators on effective Corporate Governance. Multilateral Instrument 58-201 on effective Corporate Governance was published for comment by the Canadian Securities Administrators (the “CSA”) and will be considered for implementation in 2005. The impact of Multilateral Instrument 52-101 in respect of audit committee, Multilateral Instrument 52-109 in respect of certification of disclosure on issuers’ annual and interim filings and National Instrument 51-101 in respect of standards of disclosure for oil and gas activities are being considered by Pengrowth.

The Board of Directors, the Manager and senior management consider good corporate governance to be central to the effective and efficient operation of Pengrowth Trust and the Corporation. The Board of Directors has general corporate authority over the business and affairs of the Corporation and derives its authority in respect to Pengrowth Trust by virtue of the delegation of powers by the Trustee to the Corporation as “Administrator” in accordance with the Trust Indenture. In accordance with the Royalty Indenture, Trust Indenture and Unanimous Shareholder Agreement the Trust Unitholders and Royalty Unitholders empowered the Trustee and the Corporation to delegate authority to the Manager. The Manager derives its authority from the Management Agreement with both the Corporation and Pengrowth Trust. In practice, the Manager defers to the Board of Directors on all matters material to the Corporation and Pengrowth Trust.

The following is a statement of the Corporation’s existing corporate governance practices with specific reference to the TSX Guidelines.

1.	The board of directors of every corporation should explicitly assume responsibility for the stewardship of the corporation and, as part of the overall stewardship responsibility, should assume responsibility for the following matters:

The Board of Directors is responsible for the overall stewardship of the Corporation and Pengrowth Trust and in setting corporate strategy and direction. The Board of Directors has overall responsibility for the management and supervision of the affairs of the Corporation and Pengrowth Trust. The Board of Directors has established administrative procedures which prescribe the rules governing the approval of transactions carried out in the course of the Corporation’s operations, the delegation of authority and the execution of documents on behalf of the Corporation. The Board of Directors reviews and approves various matters, including the appointment of corporate officers, as well as the annual capital and operating budgets and authorization of unbudgeted investments and divestitures above a specified dollar threshold. The Board of Directors’ expectations of management of the Corporation are communicated directly to management and through committees of the Board of Directors. More specifically, the Board of Directors assumes the following principal responsibilities:

(a)	adoption of a strategic planning process;

The Board of Directors considers management development and succession programs, strategic business developments such as significant acquisitions, and financing proposals including the issuance of Trust Units and other securities, as well as those matters requiring the approval of the Board of Directors. The Board of Directors conducts an annual strategic planning process.

As part of the strategic planning process conducted in 2003, senior officers of the Corporation and the general management of the Corporation held several meetings and put forward their views. This input from senior members of management was used as part of the background information reviewed by the Board of Directors to assist them in developing the Corporation’s strategic plan.

(b)	the identification of the principal risks of the corporation’s business and ensuring the implementation of appropriate systems to manage these risks;

The Board of Directors ensures that a system is in place to identify the principal risks to the Corporation and to monitor the process to manage such risks. The Audit Committee reviews and approves Management’s identification of principal financial risks and monitors the process to manage such risks.

(c)	succession planning, including appointing, training and monitoring senior management;

The Corporate Governance/Compensation Committee, in conjunction with the Manager, is responsible for appointing officers and other key employees on behalf of the Corporation, planning for the succession of the directors, officers and key employees; and reviewing the performance of senior management.

The Corporate Governance/Compensation Committee reviews the performance of senior members of management and also the total compensation paid to those individuals, including salary, bonus and options. The Committee also reviews the process and background information used to determine overall compensation in reference to industry data, performance and future objectives.

(d)	a communications policy for the corporation; and

The Board of Directors has approved a Corporate Disclosure Policy to ensure timely, accurate, credible and balanced disclosure of material information in respect of Pengrowth Trust and the Corporation. The policy in place outlines the procedures and practical guidelines for the consistent, transparent, regular and timely public disclosure and dissemination of material and non-material information about the Corporation and Pengrowth Trust. Under the policy, a Disclosure Policy Committee has been established by the Board of Directors and includes the Chief Executive Officer, Chief Financial Officer, Lead Director and Corporate Secretary. It is this committee’s responsibility to monitor the effectiveness of and compliance with the Corporate Disclosure Policy and educate directors, officers and employees as to disclosure issues.

The Corporate Disclosure Policy has been provided to all staff to ensure employees are aware of the procedures in place regarding information being disclosed to the public.

(e)	the integrity of the corporation’s internal control and management information systems.

The Audit Committee: (a) monitors the integrity of the Corporation’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance; (b) monitors the independence and performance of the Corporation’s independent auditors; and (c) provides an avenue of communication among the independent auditors, management and the Board of Directors.

The Audit Committee has approved a process that will be used to review management’s internal controls and procedures.

In order to comply with Section 404 of the SOX, which involves the Corporation’s internal control over financial reporting, management is reviewing and testing the company’s internal controls over financial reporting. The Board of Directors is provided with regular updates from management on this process. This process needs to be complete and in place for year end 2005 reporting. However, it is management’s intention to complete the review in 2004.

2.	The board of directors of every corporation should be constituted with a majority of individuals who qualify as unrelated directors. An unrelated director is a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director’s ability to act with a view to the best interests of the Corporation, other than interests and relationships arising from shareholding. A related director is a director who is not an unrelated director. If the corporation has a significant shareholder, in addition to a majority of unrelated directors, the board should include a number of directors who do not have interests in or relationships with either the corporation or the significant shareholder and which fairly reflects the investment in the corporation by Shareholders other than the significant shareholder. A significant shareholder is a shareholder with the ability to exercise a majority of the votes for the election of the board of directors.

The Board of Directors is presently comprised of six members, four of whom are independent and unrelated and two are appointments of the Manager, one of whom is the President, Chairman and Chief Executive Officer of the Corporation.

The Manager is entitled to appoint two members to the Board of Directors in accordance with the Management Agreement. The balance are to be appointed by the Trust Unitholders.

The two new nominees to the Board of Directors would also be considered independent and unrelated.

3.	The application of the definition of “unrelated director” to the circumstances of each individual director should be the responsibility of the board which will be required to disclose on an annual basis whether the board has a majority of unrelated directors, in the case of a corporation with a significant shareholder, whether the board is constituted with the appropriate number of directors which are not related to either the corporation or the significant shareholder. Management directors are related directors. The board will also be required to disclose on an annual basis the analysis of the application of the principles supporting this conclusion.

The Board of Directors is presently composed of a majority of unrelated directors and will be comprised of a majority of unrelated directors upon election of the directors proposed at the Shareholder Meeting:
Thomas A. Cumming – unrelated director
Michael A. Grandin – unrelated director
James S. Kinnear – related director (Chairman, President and Chief Executive Officer)
Francis G. Vetsch – retiring unrelated director
Michael S. Parrett – unrelated director nominee
William R. Stedman – unrelated director nominee
Stanley H. Wong – related director (appointed by the Manager*)
John B. Zaozirny – unrelated director (Lead Director)

*	Although Mr. Wong is appointed by the Manager, he holds no position with the Manager and has not had a financial connection to the Manager for more than 10 years.

4.	The board of directors of every corporation should appoint a committee of directors composed exclusively of outside, i.e., non-management, directors, a majority of whom are unrelated directors, with the responsibility for proposing to the full board new nominees to the board and for assessing directors on an ongoing basis.

The Corporate Governance/Compensation Committee is presently composed of four directors, all of whom are independent directors. This committee’s responsibilities include proposing to the Board of Directors new nominees to the Board of Directors and assessing each director’s performance on an ongoing basis. In assessing new nominees, the Corporate Governance/Compensation Committee seeks to ensure that there is a sufficient range of skills, expertise and experience to ensure that the Board of Directors can carry out its mandate and functions effectively. The Corporate Governance/Compensation Committee receives and evaluates suggestions for candidates from individual directors, the President and Chief Executive Officer and from professional search organizations. During 2003 the Corporate Governance/Compensation Committee initiated a search process to seek two new directors of the Corporation, one with financial expertise and the second with technical/engineering expertise. Many candidates were considered and ultimately Korn/Ferry International were retained resulting in the two nominees proposed for election at the Shareholders Meeting.

5.	Every board of directors should implement a process to be carried out by the nominating committee or other appropriate committee for assessing the effectiveness of the board as a whole, the committees of the board and the contribution of individual directors.

The Corporate Governance/Compensation Committee is responsible for assessing the effectiveness of the Board of Directors, its committees and individual directors. The Corporate Governance/Compensation Committee is also responsible for evaluating the performance of the

Manager and, if necessary, negotiating the Management Agreement and making recommendations to the Trust Unitholders as to the Manager and the terms of the Management Agreement.

The Corporate Governance/Compensation Committee has developed an Annual Effectiveness Survey which includes evaluating board responsibility, board operations and board effectiveness. The Survey is completed by each Director and submitted anonymously. The collated results are then reviewed by the President and Lead Director. During 2003, the Corporate Governance/Compensation Committee negotiated a new Management Agreement with the Manager.

6.	Every corporation, as an integral element of the process for appointing new directors, should provide an orientation and education program for new recruits to the board.

The Corporate Governance/Compensation Committee is responsible for procedures for the orientation and education of new board members concerning their role and responsibilities and for the continued development of existing members of the Board of Directors. Materials have been prepared for review by new directors in respect of the structure, business and results of Pengrowth Trust.

7.	Every board of directors should examine its size and, with a view to determining the impact of the number upon effectiveness, undertake where appropriate, a program to reduce the number of directors to a number which facilitates more effective decision making.

A board of directors must have enough directors to carry out its duties efficiently while presenting a diversity of views and experiences. The Board of Directors currently has six members. The size of the Board of Directors and criteria for new directors are reviewed by the Corporate Governance/Compensation Committee and suitable candidates are identified.

Over the past year the Corporte Governance/Compensation Committee has reviewed the size of the Board of Directors, the experience of existing members and the increasing time commitments required of Directors. Once this review was complete criteria were set for new directors including a requirement for additional financial expertise and for additional technical expertise to replace the expertise of Mr. Francis G. Vetsch who has declined to stand for reelection to the Board. After an extensive search by the Committee and the President and Chief Executive Officer suitable candidates were identified and brought forward to the Board of Directors. The names of two new director nominees are being put forward for approval at the Shareholders Meeting.

8.	The board of directors should review the adequacy and form of the compensation of directors and ensure the compensation realistically reflects the responsibilities and risk involved in being an effective director.

The Corporate Governance/Compensation Committee reviews and makes recommendations to the Board of Directors on the adequacy and form of the compensation of directors and the compensation to be paid to committee members and to the lead director based upon comparable available industry data.

9.	Committees of the board of directors should generally be composed of outside directors, a majority of whom are unrelated directors, although some board committees, such as the executive committee, may include one or more inside directors.

The Board of Directors annually appoints members to its committees. The committees presently established by the Board of Directors are composed as follows:

Audit Committee	Thomas A. Cumming, Chairman	unrelated director
	John B. Zaozirny	unrelated director
	Francis G. Vetsch*	unrelated director
	Michael A. Grandin	unrelated director

Corporate Governance/	John B. Zaozirny, Chairman	unrelated director
Compensation Committee	Michael A. Grandin	unrelated director
	Thomas A. Cumming	unrelated director
	Francis G. Vetsch*	unrelated director

Reserves Committee	Francis G. Vetsch*	unrelated director
	Stanley H. Wong	related director

*	Mr. Francis G. Vetsch has advised the Board of Directors that he does not propose to stand for re-election.

In addition, the Board of Directors has established a Disclosure Policy Committee that includes: the lead director – John B. Zaozirny – unrelated director, the Chief Executive Officer – James S. Kinnear – related director, Chief Financial Officer – Robert B. Hodgins and Corporate Secretary – Charles V. Selby.

10.	Every board of directors should expressly assume responsibly for, or assign to a committee of directors the general responsibility for, developing the corporation’s approach to governance issues. This committee would, amongst other things, be responsible for the corporation’s response to these governance guidelines.

The Corporate Governance/Compensation Committee is responsible for corporate governance issues and the implementation of the TSX Guidelines. The Corporate Governance/Compensation Committee is responsible for reviewing and providing recommendations for improvement to the Board of Directors with respect to all aspects of corporate governance. The Corporation has in place a Code of Business Conduct and a Code of Ethics for all employees and agents of the Corporation; Terms of Reference for the Corporate Governance/Compensation Committee; a Corporate Governance Policy for the Board of Directors; Terms of Reference for the Chairman of the Board of Directors and the lead director; and a Charter for the Audit Committee.

The Corporate Governance/Compensation Committee reviews new corporate governance information on an ongoing basis to ensure they are following best practices suggested in this area.

11.	The board of directors, together with the Chief Executive Officer, should develop position descriptions for the board and for the Chief Executive Officer, involving the definition of the limits to management’s responsibilities. In addition, the board should approve or develop the corporate objectives which the Chief Executive Officer is responsible for meeting.

The Board of Directors has adopted guidelines for the responsibilities of the Board of Directors and has in place Terms of Reference for the positions of lead director and Chairman of the Board of Directors. The responsibilities of the Manager are set out in the Management Agreement. The Corporate Governance/Compensation Committee will set annual performance objectives in discussions with the Manager in conjunction with the Board of Directors’ strategic planning and budgeting processes.

12.	Every board of directors should have in place appropriate structures and procedures to ensure that the board can function independently of management. An appropriate structure would be to (i) appoint a chair of the board who is not a member of management with responsibility to ensure the board discharges its responsibilities or (ii) adopt alternate means such as assigning this responsibility to a committee of the board or to a director, sometimes referred to as the “lead director”. Appropriate procedures may involve the board meeting on a regular basis without management present or may involve expressly assigning the responsibility for administering the board’s relationship to management to a committee of the board.

The Board of Directors derives its authority with respect to Pengrowth Trust from the duties delegated to the Corporation as “Administrator” by the Trustee in accordance with the Trust Indenture. The Trustee also delegates certain powers to the Manager in accordance with the terms of the Management Agreement. In practice, the Manager defers to the Board of Directors on all material matters. The Board of Directors is composed of a majority of independent directors. In matters that require independence of the Board of Directors, only the independent directors participate in the decision making and evaluation.

The Board of Directors have appointed a lead director who is not a member of management. The Board of Directors meets independently of management at all board and committee meetings.

13.	The audit committee of every board of directors should be composed only of outside directors. The roles and responsibilities of the audit committee should be specifically defined so as to provide appropriate guidance to audit committee members as to their duties. The audit committee should have direct communication channels with the internal and external auditors to discuss and review specific issues as appropriate. The audit committee duties should include oversight responsibility for management reporting on internal control. While it is management’s responsibility to design and implement an effective system of internal control, it is the responsibility of the audit committee to ensure that management has done so.

The Audit Committee is composed of four independent, unrelated directors. The mandate of the Audit Committee is set forth in the Audit Committee Charter, which the Board of Directors adopted July 30, 2001. The charter directs the Audit Committee to: (a) monitor the integrity of the company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance; (b) monitor the independence and performance of the company’s independent auditors; and (c) provide an avenue of communication among the independent auditors, management and the Board of Directors.

The Board of Directors notes that the Canadian Securities Administrators have recently adopted Multilateral Instrument 52-110 – Audit Committees (“MI 52-110”) which will become effective for Pengrowth Trust on the earlier of its next annual unitholders’ meeting and July 1, 2005. The Board of Directors is currently reviewing Pengrowth Trust’s practices to determine compliance to MI 52-110. The Board of Directors expects that, given its historical focus on corporate governance, only minor changes will be necessary.

The Audit Committee meets independently with the external auditor of the Corporation on a regular basis.

14.	The board of directors should implement a system which enables an individual director to engage an outside adviser at the expense of the corporation in appropriate circumstances. The engagement of the outside advisor should be subject to the approval of an appropriate committee of the board.

The Corporate Governance Policy of the Board of Directors permits directors to engage outside advisors at the Corporation’s expense with the approval of the Board of Directors.

The Board of Directors has approved the following charters and policies in respect to corporate governance:

DATE OF APPROVAL BY THE
	CHARTER/POLICY	BOARD OF DIRECTORS
1.	Policy on Trading in Securities by Directors, Officers and Employees	October 30, 2003
2.	Corporate Disclosure Policy	March 3, 2003
3.	Code of Business Ethics	November 19, 2002
4.	Authority Levels	November 19, 2002
5.	Terms of Reference — Corporate Governance/Compensation Committee	July 30, 2002
6.	Corporate Governance Policy	July 30, 2002
7.	Terms of Reference Chairman of the Board of Directors	July 30, 2002
Terms of Reference Lead Director
8.	Audit Committee Charter	July 30, 2001
9.	Internet Policy	July 21, 1999

OTHER MATTERS

The Manager knows of no amendment, variation or other matter to come before the Meetings other than the matters referred to in the Notices of Meetings. If any other matter properly comes before the Meetings, however, the enclosed proxies will be voted on such matter in accordance with the best judgment of the person or persons voting the proxies.

PART III – MATTERS TO BE CONSIDERED AT THE SHAREHOLDER MEETING

APPOINTMENT OF AUDITORS

The Unitholders will be asked to consider a resolution to appoint the firm of KPMG LLP, Chartered Accountants, of Calgary, Alberta, as auditors of the Corporation, to hold office until the next annual meeting of the Shareholders or until their successor is elected or appointed, at the remuneration to be fixed by the Board of Directors.

ELECTION OF DIRECTORS

The current directors of the Corporation are James S. Kinnear, John B. Zaozirny, Stanley H. Wong, Francis G. Vetsch, Thomas A. Cumming and Michael A. Grandin. Mr. Vetsch has advised the board that he does not propose to stand for reelection. Mr. Vetsch is a professional engineer with extensive oil and natural gas management experience who has capably served as a member of the board of directors since inception of the fund in 1988.

Pursuant to the Unanimous Shareholder Agreement, the Corporation shall have a Board of Directors of a minimum of three and a maximum of eight members, two of whom are to be appointed by the Manager. It is the intention of the Manager to appoint James S. Kinnear and Stanley H. Wong as directors. The persons named in the enclosed form of proxy intend to vote for the election of John B. Zaozirny, Thomas A. Cumming, Michael A. Grandin, Michael S. Parrett and William R. Stedman as directors of the Corporation. Should any of the nominees be unable to serve as a director for any reason, the persons named in the enclosed form of proxy reserve the right to vote for another nominee at their discretion. Each director elected will hold office until the close of the next annual meeting of Shareholders of the Corporation.

The following table sets forth the names of the nominees together with their principal occupations, municipality of residence, the year in which they became directors and the number of Trust Units over which they exercised control or direction as at March 12, 2003.

		Trust Units of
		Pengrowth Trust
		Controlled or
Name, Principal Occupation and Municipality of Residence	Director Since	Beneficially Owned(1)
James S. Kinnear, Chairman, President and Chief Executive Officer of Pengrowth Corporation and President and Chief Executive Officer of Pengrowth Management Limited	1988	3,200,778 (2)
Calgary, Alberta
John B. Zaozirny,(3) Counsel, McCarthy Tétrault, (Barristers & Solicitors)	1988	31,328
Calgary, Alberta
Stanley H. Wong,(4) President, Carbine Resources Ltd. (Private Oil and Gas Company)	1988	44,076 (5)
Calgary, Alberta
Thomas A. Cumming,(3) Businessman	2000	6,600
Calgary, Alberta
Michael A. Grandin, Chairman and Chief Executive Officer, Fording Canadian Coal Trust	2002	3,100
Calgary, Alberta(3)(6)
Michael S. Parrett, Businessman	(nominated)	nil
Aurora, Ontario
William R. Stedman, Chairman and CEO Entx Capital Corporation	(nominated)	nil
Calgary, Alberta

Notes:

(1)	Does not include Trust Units issuable upon the exercise of outstanding Trust Unit Options or Trust Unit Rights.

(2)	Comprised of 1,209,949 Trust Units held personally and 1,990,829 Trust Units held by Kinnear Financial Consulting Limited. In addition, Mr. Kinnear exercises control over 13,152 Royalty Units which are held by the Manager.

(3)	Member of Audit Committee and the Corporate Governance/Compensation Committee.

(4)	Member of the Reserves Committee.

(5)	In addition, Mr. Wong exercises control over 3,288 Royalty Units held by Carbine Resources Ltd.

(6)	In the five years preceding 2003, Mr. Grandin’s principal employments were as follows: 1996 – 1998: Vice Chairman and Director, Midland Walwyn Capital Inc.; 1998 – 2001: Executive Vice-President and Chief Financial Officer, Canadian Pacific Limited; 2001 – 2002: President, PanCanadian Energy Corporation; 2003 – Chairman and Chief Executive Officer, Fording Canadian Coal Trust. On April 1, 2004 Mr. Grandin will become Dean of the Haskayne School of Business, University of Calgary.

Messrs. Parrett and Stedman have not previously served as directors of the Corporation. Additional information in respect of these two nominees to the Board of Directors is set forth below.

Michael S. Parrett

     From 1991 to 2000, Mr. Parrett was Vice President and Chief Financial Officer of Rio Algom Limited. From 2000 to 2001, Mr. Parrett was President of Rio Algom Limited. From 1999 to 2000, he was Vice President, Strategic Development & Joint Ventures of Rio Algom Limited. Prior to 1990, Mr. Parrett

held various positions with Falconbridge Limited, serving as Vice President, Controller and Chief Financial Officer in 1989. Mr. Parrett is a chartered accountant and a graduate of York University. He is also a director of Fording Canadian Coal Trust.

William R. Stedman

William Stedman has been Chairman and CEO of ENTx Capital since its inception in 2001. Prior to joining ENTx, he played an important role in building Pembina Corporation into a substantial Canadian oil, gas and pipeline company. Prior to joining Pembina, Mr. Stedman worked on international heavy engineering projects, from 1975 to 1980, with Montreal Engineering Co. (Monenco). Mr. Stedman currently sits on the Board of Directors of the following companies: Chairman – Innicor Subsurface Technologies (a publicly traded oilfield services company), Keyspan Facilities Income Fund (a publicly traded owner and operator of natural gas processing facilities), Masters Energy (a private oil and gas company based in Calgary), Chairman – Candela Energy Corporation (an electricity marketing company), Oxen Inc. (an electronic exchange for electricity and ancillary power), Chairman – Clear-Green Biotechnologies (a developer, owner and operator of biodigestion plants), Aegent Energy Advisors Inc. (a gas and electricity advisory and billing settlement service provider), Efficient Energy Resources Ltd. (a developer, owner and operator of small gas-fired power generation systems), and Chairman – Bow Networks (a software networking company specializing in substation automation). Mr. Stedman is also a limited partner of the TD Capital Canadian Private Equity Partners (Entrepreneurs) Limited Partnership. He received a Masters of Business Administration from Harvard Business School (1982), a Bachelor of Civil Engineering (with Distinction) from McGill University (1975), and a Bachelor of Science from Dalhousie University (1973).

AMENDMENTS TO ARTICLES

The Unitholders will be asked to consider a special and extraordinary resolution approving an amendment to the articles of the Corporation to amend the current provisions applicable to exchangeable shares (“Exchangeable Shares”) to give the Board of Directors greater flexibility to issue series of Exchangeable Shares of the Corporation which could meet the Corporations objectives of creating a security that is economically similar to Trust Units, that may be marketable in Canada, the United States and internationally, that has favourable income tax consequences in the offered jurisdictions and that can be issued by Pengrowth Trust without exceeding the residency restrictions under the mutual fund trust guidelines in the Income Tax Act (Canada). Among other things, Exchangeable Shares may provide a valuable alternative source of equity to the Corporation to finance ongoing capital commitments of the Corporation, new acquisitions and for other general corporate purposes. The Exchangeable Shares will be securities of the Corporation that have rights upon a liquidation, winding-up or dissolution of the Corporation (a “Liquidation Event”) that are economically similar to the rights of Trust Unitholders under the Trust Indenture and Royalty Indenture except in relation to assets other than Royalty Units that may be held by Pengrowth Trust and the impact of general claims against the Corporation. The Exchangeable Shares will have the same rights as the rights of the holders of Common Shares to vote, to dividends, or to share splits in lieu of dividends and to the assets of the Corporation upon a Liquidation Event. (See “Matters to be Considered at the Royalty Meeting”). It is also proposed to amend the quorum requirements for meetings of holders of Exchangeable Shares to make them consistent with the quorum requirements that apply to meetings of Trust Unitholders. The text of the special and extraordinary resolution is set forth in Schedule “A-1” to this Circular.

In addition to the foregoing objectives the Exchangeable Shares may be eligible for investment by certain classes of investors for whom there are limitations with respect to holding Trust Units. The Exchangeable Shares may also facilitate business combinations and acquisitions and may be issued to the Manager should there be a wind-up or termination of the Management Agreement. Based upon legal and financial advice the following amendments are proposed:

•	removing references to “prior rights” in the rights attaching to Common Shares which would have restricted the ability of the Board of Directors to create similar or preferential rights to dividends and property and assets of the Corporation in favour of holders of Exchangeable Shares;

•	removing the requirements that all of Exchangeable Shares shall rank equally with each other and in preference to Common Shares in respect to dividend rights and rights to a distribution of the assets of the Corporation in the event of the liquidation, dissolution or winding-up of the Corporation (the Board of Directors will set any provisions as appropriate); and

•	changing the quorum requirements for the meetings of holders of Exchangeable Shares from 50% of the outstanding Exchangeable Shares to 5% of the outstanding Exchangeable Shares, consistent with the quorum requirements applicable to meetings of Trust Unitholders. Should Exchangeable Shares be issued it is likely that they will be widely held and a lower quorum requirement is more appropriate.

AMENDMENTS TO THE UNANIMOUS SHAREHOLDER AGREEMENT

The Unitholders will be asked to consider an extraordinary resolution approving certain amendments to the Unanimous Shareholder Agreement. The text of the extraordinary resolution is set forth in Schedule A-2 to this Circular.

Exchangeable Shares may be issued by the Board of Directors from time to time in series that have voting rights solely at meetings of the shareholders of the Corporation or alternatively in series that have rights to vote at meetings of the holders of Trust Units and Royalty Units. To the extent that the Board of Directors intends to create a series with broader voting rights, a consequential amendment also needs to be made to the voting rights of Trust Unitholders at meetings of the Shareholders of the Corporation and the Unanimous Shareholder Agreement. The Unanimous Shareholder Agreement currently provides that each Trust Unitholder is entitled to one vote per Trust Unit at all meetings of the Shareholders of the Corporation. However, the Trust Unitholders have previously approved the creation of a special voting unit of Pengrowth Trust that will be entitled, at any meeting of the Trust Unitholders, to a number of votes equal to the number outstanding Exchangeable Shares (not including Exchangeable Shares held by Pengrowth Trust or its subsidiaries). Accordingly, an amendment is required to ensure that the special voting unit will be entitled to a number of votes at any meeting of the Shareholders of the Corporation equal to the number of outstanding Exchangeable Shares (not including Exchangeable Shares held by Pengrowth Trust or its subsidiaries).

In addition, amendments to the Unanimous Shareholder Agreement are required in order to (i) provide voting rights to the Common Shares and to any series of Exchangeable Shares that are provided with voting rights at the time they are created by the Board of Directors; (ii) permit stock splits of the Common Shares on equivalent terms to the Exchangeable Shares; and (iii) delete Article V which prohibits the issuance of additional shares of the Corporation. These amendments are required to achieve the desired financial and tax consequences for the Exchangeable Shares. See “Amendments to Articles” above.

PART IV — MATTERS TO BE CONSIDERED AT THE TRUST MEETING

APPOINTMENT OF AUDITORS

It is the intention of the persons named in the enclosed form of proxy, if not expressly directed to the contrary in the proxy, to vote in favour of a resolution to appoint the firm of KPMG LLP, Chartered Accountants, of Calgary, Alberta, as the auditors of Pengrowth Trust, to hold office until the next annual meeting of Unitholders or until their successor is elected or appointed, at the remuneration to be fixed by the Board of Directors.

RECLASSIFICATION OF TRUST UNIT CAPITAL

The Trust Unitholders will be asked to consider an extraordinary resolution approving certain amendments to the Trust Indenture to reclassify the Trust Unit capital of Pengrowth Trust. It is the intention of the persons named in the enclosed form of proxy, if not expressly directed to the contrary in the proxy, to vote in favour of the extraordinary resolution. The text of which is set forth in Schedule B-1 to this Circular.

Background

While Pengrowth Trust may have an alternative basis for qualifying as a mutual fund trust, Pengrowth Trust intends to take all necessary measures to ensure that it continues to qualify as a mutual fund trust, within the meaning of the Income Tax Act (Canada) (the “Tax Act”), on the basis that it is not reasonable, at any time, to consider that Pengrowth Trust was established or is maintained primarily for the benefit of non-residents of Canada. To this end, Pengrowth Trust intends to ensure that a majority of Trust Units will continue to be owned by residents of Canada and to take steps to correct any inadvertent increase in ownership of Trust Units by non-residents of Canada above the 50% threshold.

On March 4, 2003 in conjunction with the release of Pengrowth Trust’s year end 2003 financial results Pengrowth Trust announced that it was developing a strategy to address non-resident ownership levels.

The directors of the Corporation have resolved to amend the Trust Indenture, subject to approval of the Trust Unitholders, to enhance the structure and procedures that regulate non-resident ownership of Trust Units and ensure that Pengrowth Trust continues to maintain its “mutual fund trust” status. Among other things, these amendments will result in the reclassification of the existing Trust Units into Class B Trust Units and the immediate conversion thereafter of any such units held by non-residents into Class A Trust Units. The directors of the Corporation believe that these changes together with the other changes described below are in the best interests of Trust Unitholders.

Pengrowth Trust was formed in 1988 as a “mutual fund trust” under the Tax Act. The Trust Units are listed and posted for trading on the New York Stock Exchange (“NYSE”) under the symbol PGH and on the Toronto Stock Exchange (“TSX”) under the symbol PGF.UN. Since the Trust Units were listed on the NYSE in April, 2002, and in particular since the completion of the cross-border offering of Trust Units in November, 2002, Pengrowth Trust has experienced increased interest in its Trust Units by non-residents of Canada, both in terms of trading volumes and level of ownership.

In making residency determinations, Pengrowth Trust has relied upon ADP Reports (reports prepared by ADP to show the geographical locations of beneficial owners of Trust Units) as the best available information about the residency of Unitholders. There are uncertainties in the ADP Reports and Pengrowth Trust has conservatively assumed that unknown or non-reporting ADP participants represent non-resident Unitholders. The ADP Report received by Pengrowth Trust dated effective February 2, 2004, indicated that foreign ownership of trust units was less than but approaching 50%. On March 4, 2004, Pengrowth Trust announced that it had entered into an agreement to sell 8,200,000 Trust Units on a bought-deal basis. Pengrowth Trust also granted the underwriters an option to purchase up to an additional 2,700,000 Trust Units. The issue is restricted to Canadian residents. Closing of the offering is expected to occur on or about March 23, 2004. Subsequent to entering into an underwriting agreement in respect to the bought deal offering, the Board of Directors received an ADP Report indicating that a majority of the Trust Units were held by non-residents of Canada. However, pro forma the bought deal underwriting, the majority of the Trust Units were held by Canadian residents as of the effective time of the ADP Report.

Despite the anticipated closing of the offering, no assurance can be given that the foreign ownership of Trust Units will not exceed 50% at or prior to the date of the Trust Meeting. There can be no assurance that the Canada Revenue Agency will not challenge Pengrowth Trust’s status as a mutual fund trust.

Consequences of Loss of Mutual Fund Trust Status

If, notwithstanding the steps taken by Pengrowth Trust, Pengrowth Trust’s status as a mutual fund trust is lost, certain negative tax consequences would result for Pengrowth Trust and the Trust Unitholders. These negative tax consequences include the following:

•	The Trust Units would cease to be a qualified investment for trusts governed by RRSPs, RRIFs, RESPs and DPSPs, as defined in the Tax Act. Where, at the end of a month, a RRSP, RRIF, RESP or DPSP holds trust units that ceased to be a qualified investment, the RRSP, RRIF, RESP or DPSP, as the case may be, must, in respect of that month, pay a tax under Part XI.1 of the Tax Act equal to 1% of the fair market value of the trust units at the time such trust units were acquired by the RRSP, RRIF, RESP or DPSP. In addition, trusts governed by a RRSP or a RRIF which hold trust units that are not qualified investments will be subject to tax on the income attributable to the trust units while they are non-qualified investments, including the full capital gains, if any, realized on the disposition of such trust units. Where a trust governed by a RRSP or a RRIF acquires trust units that are not qualified investments, the value of the investment will be included in the income of the annuitant for the year of the acquisition. Trusts governed by RESPs which hold trust units that are not qualified investments can have their registration revoked by the Canada Revenue Agency.

•	Pengrowth Trust would be required to pay a tax under Part XII.2 of the Tax Act. The payment of Part XII.2 tax by Pengrowth Trust may have adverse income tax consequences for certain Unitholders, including non-resident persons and residents of Canada who are exempt from Part I tax.

•	The Trust Units would be foreign property for RRSPs, RRIFs DPSPs and other persons subject to tax under Part XI of the Tax Act.

•	Pengrowth Trust would not be entitled to use the capital gains refund mechanism otherwise available for mutual fund trusts.

•	The Trust Units would constitute taxable Canadian property for the purposes of the Tax Act, potentially subjecting non-residents of Canada to tax pursuant to the Tax Act on the disposition (or deemed disposition) of such Trust Units.

Current Trust Indenture Provisions

The Trust Indenture currently contains restrictions on the proportion of Trust Units that may be owned by non-residents. These provisions grant discretion to and impose duties on the Trustee, upon the Trustee becoming aware that non-resident ownership has reached or exceeded specified thresholds. However, because substantially all of the trading of Trust Units presently occurs through a book-based system administered by the Canadian Depositary for Securities Limited (“CDS”) and the Depositary Trust Company (“DTC”), it is difficult and impractical to implement these provisions effectively.

Alternatives Considered

The following priorities have been considered by the Board of Directors in reference to Pengrowth Trust’s mutual fund trust status:

•	compliance with the requirements of the Tax Act;

•	maintenance of orderly markets for Trust Units in Canada and the U.S.; and

•	the ability to continue to raise capital within Canada and the U.S. to facilitate growth of Unitholder value.

To ensure compliance with the Tax Act and preservation of Pengrowth Trust’s mutual fund trust status the Directors of the Corporation believe that enhanced structures must be put in place that maintain non-resident ownership of the equity of Pengrowth Trust at below 50%. Provisions that restrict foreign ownership are not unique. They presently exist in the transportation, banking and telecommunications sectors of the Canadian economy. The Directors of the Corporation believe that it is practicable to maintain an active market for securities in both Canada and the United States and also maintain Pengrowth Trust’s mutual fund trust status.

Registration System

Registration systems have been reviewed by the Manager that could control the level of non-Canadian resident ownership by replacing the CDS/DTC registration system for non-resident Unitholders with a requirement that all trades to non-residents of Canada be registered with the Trustee. While this system would be effective, based upon registration systems adopted by other Canadian entities with ownership restrictions, it would be very cumbersome and would impede the ability of non-residents of Canada to trade their Trust Units. A registration system would require that non-Canadian residents secure a registration number prior to executing a trade to ensure that the residency threshold for non-residents would not be exceeded if the trade were completed with a Canadian resident. This would be required notwithstanding that a considerable amount of the trading activity occurs between non-residents of Canada. The consequences of instituting a registration system would be to reduce liquidity for non-residents of Canada and might include de-listing from the NYSE to preserve an orderly market for Trust Units within the registration system and to ensure that all trades by non-residents of Canada are structured within the system.

Reclassification of Trust Unit Capital

Upon consideration of the options available, the Board of Directors of the corporation recommends that the Unitholders approve the reclassification of the trust unit capital of Pengrowth Trust into two classes of trust units: Class A Trust Units and Class B Trust Units. Each class of new Trust Units would have the same rights as the existing Trust Units to vote, to obtain distributions and to obtain assets upon the wind-up or dissolution of Pengrowth Trust. A distinction would only be made as to who is entitled to hold and to trade in the respective classes on the basis of residency and as to quorum requirements at meetings of holders of Trust Units.

The reclassification will directly address the issue of ownership by non-residents of Canada. The present situation is that as ownership of non-residents of Canada approaches 50%, Canadian residents can no longer sell their Trust Units to non-residents of Canada without potentially exceeding the threshold. The reclassification of the capital of Pengrowth Trust into two classes and the restriction of the ownership of Class B Trust Units to Canadian residents will enable Pengrowth Trust in cooperation with the Trustee and intermediaries to control non-resident ownership while permitting a continuing active market in both the Class A Trust Units and the Class B Trust Units. Future equity issues of both classes of Trust Units will be possible subject to the terms of both classes.

The key elements of the Class A and B Trust Units are summarized below. On an ongoing basis, Pengrowth Trust will be able to manage the ownership of Trust Units at a level below 50% by putting in place systems that ensure the Class B Trust Units are held by residents of Canada and the number of Class B Trust Units exceeds the number of Class A Trust Units. The ownership constraints and remedies provided for herein will be incorporated in amendments to the Trust Indenture. The text of the extraordinary resolution is set forth in Schedule B-1.

Class A Trust Units

The key elements of the Class A Trust Units are that they:

•	are not subject to any residency restriction;

•	are subject to a restriction on the number to be issued such that the total number of issued and outstanding Class A Trust Units will not exceed 99% of the number of issued and outstanding Class B Trust Units (subject to the transitional provisions discussed below);

•	may be exchanged by a holder at any time for Class B Trust Units provided that the holder is a resident of Canada and provides a suitable residency declaration;

•	will trade on both the TSX and NYSE; and

•	have identical rights to voting, distributions and assets of Pengrowth Trust on a wind-up to the Class B Trust Units (will not vote separately as a class); however the quorum requirement for voting at meetings will be 6% of the holders of Class A Trust Units entitled to attend and vote in person or by proxy.

Class B Trust Units

The key elements of the Class B Trust Units are that they:

•	may not be held by non-residents of Canada;

•	will trade only on the TSX;

•	may be exchanged by a holder for Class A Trust Units, provided that the restriction on the total number of outstanding Class A Trust Units will not be exceeded; and

•	have identical rights to voting, distributions and assets of Pengrowth Trust on a wind-up to the Class A Trust Units (will not vote separately as a class); however the quorum requirement for voting at meetings will be 5% of the holders of Class B Trust Units entitled to attend and vote in person or by proxy.

The Board of Directors of the Corporation is of the view that:

•	the reclassification can be accomplished without adverse tax consequences to Trust Unitholders resident either in Canada or in the United States (see “Canadian Federal Income Tax Considerations” and “United States Federal Income Tax Considerations” below);

•	corporate mechanisms are available and will be implemented by the Corporation to monitor and control Non-Resident ownership of Class B Units following the Reclassification; and

•	subject to receipt of stock exchange and other regulatory approvals, which the Corporation has applied for, the Reclassification will be implemented following Trust Unitholder approval.

Following the reclassification, the following procedures will be adopted to monitor and constrain the ownership of Class B Trust Units by non-residents of Canada:

•	The Corporation will require participants in the book-based system to provide a participant declaration on a periodic basis to ensure that no non-resident of Canada owns any Class B Trust Units;

•	CDS will be advised that it is prohibited from holding Class B Trust Units on behalf of non-residents;

•	the number of issued and outstanding Class A Trust Units will be monitored to ensure the number of such limits does not exceed 99% of the number of issued and outstanding Class B Trust Units;

•	Class B Trust Units may be exchanged for Class A Trust Units. However, the Corporation will implement a reservation system pursuant to which a reservation number must be obtained for the conversion of Class B Trust Units to Class A Trust Units;

•	Class A Trust Units may be exchanged for Class B Trust Units provided that the transferee provides a transfer declaration; and

•	Class A Trust Units will be registered with CDS, DTC and the Trustee in the same manner as the registered and book based system which currently operates in respect of Trust Units.

These rules and procedures may be amended from time to time by Pengrowth Trust and the Trustee.

Transitional Provisions

Trust Unitholders will be asked to consider and approve an extraordinary resolution in the form attached as Schedule C-2 to reclassify the Trust Unit capital of Pengrowth Trust and to adopt amendments to the Trust Indenture described in that schedule.

In the event that the resolution is not approved by the Unitholders, Pengrowth Trust will adopt a registration system and will direct that all Trust Units in the name of non-Canadian residents must be held in fully registered form with the Trustee and that any transfers to non-residents of Canada may only be accomplished by obtaining a reservation of securities for any trade with the Trustee.

Upon receipt of Unitholder approval, regulatory approvals from the TSX to the listing of the Class A Trust Units and the Class B Trust Units and the NYSE to the listing of the Class A Trust Units and any further confirmation that the Board of Directors may seek that there are no adverse consequences to Canadian or US Unitholders arising from the reclassification of Trust Units, Pengrowth Trust will set an effective date for the exchange of the current Trust Units for Class A Trust Units and Class B Trust Units. On the effective date all current Unitholders will be deemed to be holders of Class B Trust Units. Immediately thereafter all Class B Trust Units that are held by non-residents will be deemed to be exchanged for Class A Trust Units.

On or prior to the effective date of the reclassification of Trust Units to Class A Trust Units and Class B Trust Units, Pengrowth Trust may receive information that indicates that the level of ownership of Trust Units by non-residents of Canada exceeds 50%. The Board of Directors may take the following actions if it believes they are necessary or advisable for the purpose of maintaining Pengrowth Trust’s status as a mutual fund trust and for the additional purpose of complying with the proposed restrictions on ownership of Class A Trust Units on or following the effective date:

•	a private placement or public equity offering of Trust Units to Canadian residents or Class B Trust Units in accordance with their terms;

•	an issuer bid for Trust Units held by non-residents or an issuer bid for Class A Trust Units solely;

•	actions to increase the number of Trust Units held by Canadian residents and the number of Class B Trust Units over time including:

•	operation and enhancement of the distribution reinvestment program for the benefit of Canadian residents;

•	issuance of Exchangeable Shares that may only be exchanged by Canadian residents or for Class B Trust Units in accordance with their terms;

•	issuance of Trust Unit Options, Trust Unit Rights and other incentives to executive officers of the Corporation that are Canadian residents;

•	a business combination with a similar entity with a lower non-Canadian resident ownership percentage or another suitable form of restructuring; and

•	should the Board of Directors conclude that some or all of the foregoing actions are insufficient or are not timely enough to preserve Pengrowth Trust’s status as a mutual fund trust the Board of Directors will elect to pursue remedies under the Trust Indenture which will require the compulsory sale of Trust Units acquired by non-residents of Canada above the 50% ownership threshold and the registration of trades by non-residents of Canada. Actions to be taken by the Board of Directors of the Corporation may also include delisting the Trust Units from the NYSE.

Canadian Federal Income Tax Considerations

Advance Tax Ruling Application

The reclassification of Trust Unit capital is conditional on obtaining an advance tax ruling or other assurances from the Canada Revenue Agency (the “CRA”) acceptable to Pengrowth Trust and the Board of Directors. The advance tax ruling process permits a taxpayer to confirm certain tax consequences of proposed transactions in advance. Advance tax rulings are issued based on the law in force on the date of issuance and are binding on the CRA so long as the material facts of the transaction have been disclosed and the transaction is carried out in a manner consistent therewith.

Certain Canadian Federal Income Tax Considerations

The following summary describes, as at the date hereof, the principal Canadian federal income tax considerations generally applicable to a Unitholder who holds Trust Units at the effective time and who, for the purposes of the Tax Act, holds the Trust Units as capital property and deals at arm’s length with

Pengrowth Trust. Generally, Trust Units will be considered to be capital property to a Unitholder provided the Unitholder does not hold the Units in the course of carrying on a business and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade. Certain Unitholders who might not otherwise be considered to hold their Trust Units as capital property may, in certain circumstances, be entitled to have them treated as capital property by making the election permitted by subsection 39(4) of the Tax Act. This summary is not applicable to: (i) a Unitholder that is a “financial institution”, as defined in the Tax Act for purposes of the “mark-to-market” rules; (ii) a Unitholder an interest in which would be a “tax shelter” or “tax shelter investment” as defined in the Tax Act; or (iii) a Unitholder that is a “specified financial institution” as defined in the Tax Act. Any such Unitholder should consult its own tax advisor with respect to holding Units at the effective time.

This summary is based upon the provisions of the Tax Act in force as of the date hereof, the Income Tax Regulations, all specific proposals to amend the Tax Act and the Income Tax Regulations that have been publicly announced prior to the date hereof, and counsel’s understanding of the current published administrative and assessing policies of the CRA, including previous advance income tax rulings obtained by Pengrowth Trust from the CRA.

This summary is not exhaustive of all possible Canadian federal income tax considerations and does not take into account any changes in the law, whether by legislative, governmental or judicial action. This summary does not take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not intended to be legal or tax advice to any particular Unitholder. Consequently, prospective Unitholders should consult their own tax advisors with respect to their own particular circumstances.

This summary assumes that Pengrowth Trust qualifies as a “unit trust” and a “mutual fund trust” within the meaning of the Tax Act as at the effective time, and will continue to qualify thereafter, as a mutual fund trust for the duration of its existence. See “Part V – Matters to be Considered at the Trust Meeting – Reclassification of Trust Unit Capital”. In order to so qualify, there must be at least 150 Unitholders each of whom owns not less than one “block” of trust units having a fair market value of not less than $500. A “block” of trust units means 100 trust units if the fair market value of one trust unit is less than $25 and 25 trust units if the fair market value of one trust unit is greater than $25 and less than $100. Subject to certain exceptions, in order to qualify as a mutual fund trust, Pengrowth Trust cannot, and may not at any time, reasonably be considered to be established or maintained primarily for the benefit of non-resident persons. In addition, the undertakings of Pengrowth Trust must be restricted to the investing of its funds in property (other than real property or an interest in real property), the acquiring, holding, maintaining, improving, leasing or managing of any real property (or interest in real property) that is capital property of Pengrowth Trust, or a combination of these activities. This summary assumes that these requirements will be satisfied so that Pengrowth Trust will qualify as a mutual fund trust at all relevant times. In the event that Pengrowth Trust were not to qualify as a mutual fund trust, the income tax considerations would, in some respects, be materially different from those described below. See “Part V – Matters to be Considered at the Trust Meeting – Reclassification of Trust Unit Capital”.

Taxation of Unitholders Resident in Canada

This portion of the summary applies only to a Unitholder who, for the purposes of the Tax Act and any applicable income tax treaty or convention, is resident or deemed to be resident in Canada at all relevant times.

     Redesignation of Trust Units as Class B Trust Units

As at the effective time, Trust Units of Pengrowth Trust will be redesignated as Class B Trust Units. The redesignation of the Trust Units as Class B Trust Units will not result in a disposition of the purposes of the Tax Act.

The adjusted cost base to a Unitholder of Class B Trust Units held immediately after the effective time will be the adjusted cost base of the Trust Units held immediately prior to the effective time. The cost of any additional Class B Trust Units acquired subsequent to the effective time will generally be averaged with the cost of all other Class B Trust Units held by the Unitholder to determine the adjusted cost base of each such Class B Trust Unit.

     Conversion of Class A Trust Units or Class B Trust Units

A conversion of Class B Trust Units into Class A Trust Units or Class A Trust Units into Class B Trust Units, will generally result in a Unitholder realizing a capital gain (or a capital loss) equal to the amount by which the fair market value of the Class A Trust Units or Class B Trust Units received, as the case may be, are greater (or less) than the aggregate of the Unitholder’s adjusted cost base of the Class B Trust Units or Class A Trust Units so converted, as the case may be, and any reasonable costs associated with the disposition.

A Unitholder will generally be required to include in income one-half of the amount of any resulting capital gain (a “taxable capital gain”) and will generally be required to deduct one-half of the amount of any resulting capital loss (an “allowable capital loss”) against taxable capital gains realized by a Unitholder in the same taxation year. Allowable capital losses not deducted in the taxation year in which they are realized may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following years against capital gains realized in such years, to the extent and in the circumstances described in the Tax Act.

Taxable capital gains realized by a Unitholder that is an individual or a trust, other than certain types of trusts, may give rise to alternative minimum tax depending on the Unitholder’s circumstances.

A Unitholder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on certain investment income, including taxable capital gains. The 6 2/3% tax is to be added to the Canadian-controlled private corporation’s refundable dividend tax on hand account and will be eligible for refund at a rate of $1 for every $3 of dividends paid by the Canadian-controlled private corporation.

Tax-Exempt Unitholders

Provided that Pengrowth Trust qualifies as a mutual fund trust, the Class A Trust Units and Class Trust B Units will generally be qualified investments for trusts governed by RRSPs, RRIFs, RESPs and DPSPs as defined in the Tax Act. RRSPs, RRIFs, RESPs and DPSPs will generally not be liable for tax in respect of any distributions received from Pengrowth Trust or, any capital gain realized on the conversion of Class A Units into Class B Trust Units or the conversion of Class B Trust Units into Class A Trust Units. See “Part V – Matters to be Considered at the Trust Meeting – Reclassification of Trust Unit Capital”.

Taxation of Unitholders Not Resident in Canada

This portion of the summary applies only to a holder of Trust Units who, for the purposes of the Tax Act and any applicable income tax treaty or convention, is neither resident nor deemed to be resident in Canada at any time and does not use or hold, and is not deemed to use or hold, the Trust Units in connection with a trade or business that the holder carries on, or is deemed to carry on, in Canada at any time. Special rules which are not discussed in this summary may apply to a non-resident holder that is an insurer carrying on business in Canada and elsewhere.

     Redesignation of Trust Units as Class B Trust Units

As described above, the redesignation of the Trust Units as Class B Trust Units will not constitute a disposition for the purposes of the Tax Act.

     Disposition of Class A Trust Units or Class B Trust Units

For the purposes of the Tax Act, a conversion of Class A Trust Units into Class B Trust Units or Class B Trust Units into Class A Trust Units will constitute a disposition for the purposes of the Tax Act. A disposition of a Class A Trust Unit or Class B Trust Unit, on conversion, redemption or otherwise, will not give rise to any capital gains subject to tax under the Tax Act provided that such Trust Units are not “taxable Canadian property” of the Unitholder for the purposes of the Tax Act. Class A Trust Units or Class B Trust Units will not generally be considered taxable Canadian property to such a Unitholder unless: (i) the Unitholder holds or uses, or is deemed to hold or use such Trust Units in the course of carrying on business in Canada; (ii) at any time during the 60 month period immediately preceding the disposition of the Class A Trust Units or Class B Trust Units the Unitholder or persons with whom the Unitholder did not deal at arm’s length or any combination thereof, held 25% or more of the Class A Trust Units or Class B Trust Units, as the case may be; or (iii) Pengrowth Trust is not a mutual fund trust for the purposes of the Tax Act on the date of disposition of the Class A Trust Units or Class B Trust Units. See “Part V – Matters to be Considered at the Trust Meeting – Reclassification of Trust Unit Capital”.

United States Federal Income Tax Considerations

U.S. Counsel Advice

The reclassification of Trust Unit capital also is conditional upon the confirmation satisfactory to the Board of Directors of the Corporation from U.S. counsel for Pengrowth Trust that the summary of expected U.S. tax consequences described below is accurate in all material respects.

U.S. Tax Consequences

The reclassification is expected to be a non-taxable event for U.S. federal income tax purposes. Thus, for U.S. federal income tax purposes, U.S. holders of Trust Units at the effective time should recognize no income or loss, and such holders’ tax bases and holding periods in their Trust Units should be unaffected, as a result of the reclassification. Moreover, Pengrowth Trust should not terminate as a partnership for U.S. federal income tax purposes as a result of the reclassification and thus should be treated as a continuation of the partnership represented by the trust for U.S. federal income tax purposes.

Notwithstanding the foregoing, a U.S. holder that owns directly, or indirectly, after the application of certain constructive ownership rules, Trust Units with a value exceeding U.S.$100,000 may be required to file Internal Revenue Service Form 8865 with his tax return for the taxable year that includes the effective time of the reclassification. Significant penalties may apply for failing to satisfy this filing requirement and thus such a U.S. holder is advised to contact his tax advisor to determine the application of this filing requirement under his own circumstances.

APPROVAL OF NEW LONG TERM INCENTIVE PLAN

Trust Unitholders will be asked to consider and approve an ordinary resolution in the form set out in Schedule B-3 to establish a new long term incentive plan for executive officers of the Corporation (the “New LTIP”). The proposed plan text is attached as Schedule B-4.

Long-term incentive plans have been implemented to encourage ownership of Trust Units, to maintain a direct link between pay and performance and to motivate directors, officers, employees and special consultants to improve Pengrowth Trust’s long term financial success. The compensation policies of the Corporation and the Manager are designed to recognize and reward corporate performance and individual performance as well as to provide a competitive level of compensation. The current plans include a Trust Unit Option Plan, a Trust Unit Rights Incentive Plan, a Trust Unit Margin Purchase Plan and a Long Term Incentive Plan. The future availability of the Trust Unit Margin Purchase Plan to directors and officers of the Corporation has been suspended because of restrictions on providing financial assistance to directors and officers contained in the Sarbanes – Oxley Act of 2002. Under the current form of Long Term Incentive Plan, the Corporation purchases Trust Units on the market from time to time and allocates those Trust Units to executive officers of the Corporation.

A new Long Term Incentive Program (“LTIP”) is proposed as an alternative to the current plan.

•	The Board of Directors will allocate phantom Trust Units under the New LTIP to executive officers of Pengrowth Corporation from time to time as part of their total compensation. Subject to vesting conditions to be determined by the Board of Directors, the phantom Trust Units can be exchanged by holders at any time for Trust Units to be issued from treasury for nil consideration.

•	The phantom Trust Units will typically vest over a period of two years after the initial grant and the Board of Directors may prescribe other conditions for vesting such as personal performance or performance by Pengrowth Trust.

•	Phantom distributions will be paid on the phantom Trust Units in the form of the issuance of additional phantom Trust Units based upon a deemed reinvestment formula using a 20-day weighted average market price and any phantom distributions so paid shall be considered to be fully vested phantom Trust Units.

The tax consequences of the LTIP may be favourable when compared to current incentive plans of the Corporation for participants who elect to retain phantom Trust Units within the New LTIP for the longer term.

The Board of Directors of the Corporation proposes to seek approval for the allocation of up to 250,000 phantom units and corresponding treasury Trust Units, over time, to executive officers of Pengrowth Corporation in accordance with the terms of the LTIP. Implementation of the LTIP will be subject to any required approvals by the TSX and the NYSE and subject to any non material amendments to the terms of the LTIP as may be recommended by legal counsel and required to secure regulatory approval.

PART V – MATTERS TO BE CONSIDERED AT THE ROYALTY MEETING

RIGHTS OF EXCHANGEABLE SHARES UPON A LIQUIDATION, WINDING-UP OR DISSOLUTION OF THE CORPORATION

The Unitholders will be asked to consider an extraordinary resolution approving certain amendments to the Royalty Indenture to permit a distribution to be made to the holders of Exchangeable Shares of the Corporation and the holders of Common Shares in the event of a liquidation, wind-up or dissolution of the Corporation (a “Liquidation Event”). The text of the extraordinary resolution is set forth in Schedule C-1 to this Circular.

As discussed under Matters to be Considered at the Shareholders Meeting, the Board of Directors may create a series of Exchangeable Shares that have rights to certain of the assets of the Corporation in the event of a Liquidation Event of the Corporation. Neither the Exchangeable Shares nor the Common Shares presently have such rights because substantially all of the assets of the Corporation upon payment of prior claims against the Corporation would be disbursed to holders of Royalty Units in accordance with the terms of the Royalty Indenture.

The creation of Exchangeable Shares was approved by Unitholders at the annual and special meetings held on June 17, 2003 (the “2003 Meetings”). It was contemplated, if a Liquidation Event were to occur, that holders of Exchangeable Shares would exercise their exchange right for Trust Units and would participate along with Trust Unitholders in accordance with the rights and provisions prescribed by the Royalty Indenture and the Trust Indenture. However, a series of Exchangeable Shares may, from time to time, be issued that would limit the right of exchange to holders of Exchangeable Shares who are resident of Canada or the right of exchange may otherwise be prescribed in terms of Class B Trust Units and the conditions of ownership thereof.

In order not to disenfranchise any holders of Exchangeable Shares and to create clear rights in respect to the assets of the Corporation subject to claims against the Corporation, it is proposed to seek Unitholder approval to grant the Board of Directors the discretion to make appropriate amendments to the Royalty Indenture to create insolvency rights in respect of the assets of the Corporation which are similar economically to the rights of Trust Unitholders under the Trust Indenture and the Royalty Indenture. Though economically similar, these rights will be distinct from the rights of holders of Trust Units in that the holders of Exchangeable Shares shall only have a claim against the assets of the Corporation if a Liquidation Event shall occur and shall have no claim against cash or other assets of Pengrowth Trust. The Exchangeable Shares, shall in the same manner as the Common Shares, be subject to claims made against the Corporation generally.

Upon a Liquidation Event, it is proposed that the amendments would operate to retain within the Corporation, from those assets or monies available for distribution to Royalty Unitholders under the Royalty Indenture, an amount to be paid to holders of Exchangeable Shares and Common Shares representing the proportion of the economic interests in the Corporation represented by the Exchangeable Shares and the Common Shares compared with the beneficial economic interest in the Corporation held by the Trust Unitholders (through the Royalty Units held by Pengrowth Trust). The proposed liquidation rights will not adversely impact present and future rights of holders of Trust Units or Royalty Units as the issuance of Exchangeable Shares will represent new equity to Pengrowth Corporation. Although new rights are proposed in respect to existing Common Shares, these shares presently represent a de minimis component of the economic interests in the Corporation.

As a result of the amendments, it is proposed that the Exchangeable Shares will have the following rights:

•	Proposed Rights Upon a Wind-up or Dissolution: Upon a wind-up or dissolution of the Corporation the holders of Exchangeable Shares (excluding any holders of Exchangeable Shares that have exercised their exchange right to obtain Trust Units) would be entitled to a portion of the assets or monies otherwise available for distribution to Royalty Unitholders under the Royalty Indenture and which will be retained by the Corporation for distribution to the holders of Exchangeable Shares subject to satisfaction of prior claims and claims against the Corporation generally. This portion would be calculated as the fraction of the remaining assets represented by the pro rata total of the outstanding securities of Pengrowth Trust and Pengrowth Corporation held in favour of the holders of Exchangeable Shares. Therefore, upon a Liquidation Event and following the payment of all bank loans, liabilities and claims taking priority over the claims of the Royalty Unitholders under the Royalty Indenture or otherwise, the holders of Exchangeable Shares will be entitled to that proportion of the remaining assets or proceeds of disposition thereof represented by a fraction which has as its numerator the number of outstanding Exchangeable Shares and which has as its denominator the summation of the outstanding Trust Units, the outstanding Exchangeable Shares, the Common Shares and the Royalty Units (other than the Royalty Units held by Pengrowth Trust).

•	Dividend Rights: Holders of Exchangeable Shares will receive additional Exchangeable Shares in lieu of distributions from Pengrowth Trust or dividends from the Corporation which will be distributed by way of a stock split of the Exchangeable Shares.

•	Voting Rights: The holders of Exchangeable Shares will have rights to vote at meetings of holders of Common Shares. Alternatively, the Board of Directors may approve sales of Exchangeable Shares that have rights to vote along with Trust Unitholders. The Trust Unitholders previously approved the creation of a special voting unit of Pengrowth Trust that will be entitled, at any meeting of Trust Unitholders, to a number of votes equal to the number of outstanding Exchangeable Shares (not including Exchangeable Shares held by Pengrowth Trust or its subsidiaries). The holder of the special voting unit will vote with the Trust Unitholders as a single class, at all meetings of Trust Unitholders. The special voting unit will be held by a trustee that will obtain instructions from the holders of the Exchangeable Shares in advance of any meeting of Trust Unitholders and direct the votes attached to the special voting unit accordingly.

RECLASSIFICATION OF TRUST UNIT CAPITAL

The proposed amendments to the Trust Indenture (see “Part IV – Matters to be Considered at the Trust Meeting – Reclassification of Trust Unit Capital” above) contemplate that Pengrowth Trust will have Class A and B Trust Units. By these amendments, non-residents of Canada will be prohibited from owning Class B Trust Units. The residency restrictions for the Trust Units will affect the Royalty Indenture because it contains provisions that enable the exchange of Royalty Units for Trust Units.

Article IV of the Royalty Indenture and Article VI of the Trust Indenture now expressly provide for the exchange of Royalty Units for Trust Units on the terms and conditions set forth in the Indentures. By virtue of the proposed amendments to the Trust Indenture it will be necessary to amend the Royalty Indenture to provide that non-residents of Canada will receive only Class A Trust Units for their Royalty Units and then only if and to the extent that the limit on the issuance of Class A Trust Units has not been reached, and to establish a process for ensuring to the greatest degree possible that this occurs. Canadian residents may exchange their Royalty Units for either Class A or Class B Trust Units, but in the former case only if and to the extent that the limit on the issuance of Class A Trust Units has not been reached. As part of this process, a Royalty Unitholder wishing to acquire Class B Trust Units in exchange for his Royalty Units shall be required to submit a Unitholder residency declaration with his notice exercising the right to exchange the Royalty Units.

The Royalty Indenture will set forth a mechanism to permit the facilitation of the exchange right in accordance with the foregoing provisions.

Unitholders will be asked to consider and approve an extraordinary resolution in the form attached as Schedule “C-2” approving of amendments to the Royalty Indenture to give effect to the foregoing. The proposed amendments to the Royalty Indenture are summarized in Schedule “C-3” hereto.

PART VI — ADDITIONAL INFORMATION

Additional information regarding the business of the Corporation and Pengrowth Trust is contained in Pengrowth Trust’s Annual Information Form dated May 15, 2003. Additional financial information is provided in Pengrowth Trust’s consolidated financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the financial year ended December 31, 2003, which are contained in Pengrowth Trust’s 2003 Annual Report. Copies of those documents and additional copies of this Information Circular — Proxy Statement may be obtained upon request from Investor Relations at 2900, 111 — 5th Avenue S.W., Calgary, AB T2P 3Y6 (403) 233-0224 or 1-800-223-4122 and at 1200, 141 Adelaide Street West, Toronto, Ontario, M5H 3L5, (416) 362-1748 or 1-888-744-1111.

PART VII — APPROVAL AND CERTIFICATION

The contents and the sending of this Circular have been approved by the Board of Directors.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

DATE: March 15, 2004

PENGROWTH CORPORATION

(Signed)	JAMES S. KINNEAR	(Signed)	ROBERT B. HODGINS
	Chairman, President and		Chief Financial Officer
Chief Executive Officer

PENGROWTH ENERGY TRUST
BY: PENGROWTH MANAGEMENT LIMITED, AS MANAGER

(Signed)	JAMES S. KINNEAR	(Signed)	GORDON M. ANDERSON
	President		Vice President, Financial Services

SCHEDULE A-1

SPECIAL AND EXTRAORDINARY RESOLUTION REGARDING AMENDMENTS TO THE
ARTICLES OF PENGROWTH CORPORATION

BE IT RESOLVED AS A SPECIAL AND EXTRAORDINARY RESOLUTION THAT:

1.	Pursuant to subsection 173(1)(e) of the Business Corporations Act (Alberta), the share capital of the Corporation is hereby amended by: (I) deleting the word “prior” in paragraphs (ii) and (iii) under the heading “A. Common Shares”; (II) deleting paragraphs (c) and (d) under the heading “B. Exchangeable Shares”; and (III) amending paragraph (h) under the heading “B. Exchangeable Shares” to reduce the required quorum at any meeting of the holders of Exchangeable Shares from “the holders of at least 50% of the outstanding Exchangeable Shares” to “two (2) holders of at least 5% of the outstanding Exchangeable Shares”.

2.	Pursuant to subsection 174(1) of the Business Corporations Act (Alberta) the Articles of the Corporation shall be amended and restated accordingly; and

3.	Any officer or director of the Corporation is hereby authorized and directed, for and in the name of the Corporation to execute all documents and to do all things as deemed necessary or desirable to implement this Extraordinary Resolution.

SCHEDULE A-2

EXTRAORDINARY RESOLUTION REGARDING THE AMENDMENTS TO THE
UNANIMOUS SHAREHOLDER AGREEMENT

BE IT RESOLVED AS AN EXTRAORDINARY RESOLUTION THAT:

1.	The Unanimous Shareholder Agreement be amended by:

A.	amending Sections 3.01, 4.01, 4.02 to provide voting rights to the holders of Exchangeable Shares (to the extent provided for in the rights, privileges, conditions and restrictions of any series of Exchangeable Shares) and to the holders of Common Shares and in addition to the voting rights of holders of Trust Units.

B.	deleting the phrase “(on the basis of one vote per Trust Unit held in each case as if and to the same extent that the Trust Unitholders were holders of Common Shares of the Corporation for all purposes)” and replacing it with “(on the basis of that number of votes for each Trust Unit specified for that Trust Unit in the Trust Indenture, as if and to the same extent that the Trust Unitholders were holders of Common Shares of the Corporation for all purposes)” in Section 4.02 thereof.

C.	adding the following section following the current section 4.07 thereof:

4.08 Notwithstanding any provision herein to the contrary, for the limited purpose of amending the articles of the Corporation to change the number of issued Common Shares of the Corporation into a greater number of Common Shares of the Corporation, the Shareholders shall be entitled to vote their Shares at any and all meetings of the Shareholders of the Corporation, and in respect of any resolution in writing, and the Corporation is hereby appointed as the power of attorney of the Fund and the Manager for the purposes of voting the Shares held by the Fund and the Manager, or signing any resolution in writing on behalf of the Fund and the Manager, to give effect to the foregoing.

D.	deleting Article V in its entirety.

E.	making such other supplemental and ancillary amendments as are deemed necessary or expedient by the Board of Directors to give effect to the foregoing.

2.	The Trustee is hereby authorized, for and in the name of Pengrowth Trust, and any officer or director of the Corporation is hereby authorized, for and in the name of the Corporation, to execute and deliver an amending agreement to the Unanimous Shareholder Agreement, or an amended and restated unanimous shareholder agreement, and execution thereof shall evidence approval of the said amendments and the amending agreement or the amended and restated unanimous shareholder agreement pursuant to this extraordinary resolution; and

3.	The Trustee is hereby authorized and directed for and on behalf of Pengrowth Trust, and any officer or director of the Corporation, is hereby authorized and directed, for and in the name of the Corporation, to execute all documents and to do all things as deemed necessary or desirable to implement this Extraordinary Resolution.

All terms defined in the Information Circular-Proxy Statement of the Corporation and Pengrowth Trust dated March 15, 2004, have the same respective meanings in this Extraordinary Resolution when used herein.

SCHEDULE B-1

EXTRAORDINARY RESOLUTION OF TRUST UNITHOLDERS TO AMEND THE TRUST
INDENTURE TO RECLASSIFY THE TRUST UNIT CAPITAL

BE IT RESOLVED AS AN EXTRAORDINARY RESOLUTION THAT:

1.	The Trust Indenture be and it is hereby amended in the manner described in Schedule “B-2” to this Information Circular Proxy Statement of the Corporation and Pengrowth Trust dated March 15, 2004 (the “Circular”), as may be amended or revised by the Board of Directors as it deems necessary or expedient, and in all such mechanical, incidental and other respects as the Board of Directors may deem necessary or expedient to give effect to the amendments summarized in Schedule “B-2” and in the Circular.

2.	The amendment of all incentive plans of Pengrowth Trust which presently contemplate issuance of Trust Units to contemplate the issuance of Class B Trust Units be and it is hereby approved.

3.	Notwithstanding the passing of this resolution by Trust Unitholders, the Board of Directors, without further notice to or approval of Trust Unitholders, may decide not to implement the matters provided for in this Extraordinary Resolution or may revoke the resolution at any time prior to the implementation thereof;

4.	The Trustee is hereby authorized, for and on behalf of Pengrowth Trust, to execute and deliver an amending agreement to the Trust Indenture, or an amended and restated trust indenture, and the execution thereof shall evidence approval of the said amendments and the amending agreement or the amended and restated trust indenture pursuant to this extraordinary resolution; and

5.	The Trustee is hereby authorized, for and in the name of Pengrowth Trust, and any officer or director of the Corporation is hereby authorized, for and in the name of the Corporation, to execute all documents and to do all things as deemed necessary or desirable to implement this Extraordinary Resolution.

6.	For the purpose of implementing any amendments to the Trust Indenture proposed by the Board of Directors to address the mutual fund trust status of Pengrowth Trust, including the amendments proposed in Schedule “B-2”, the Board of Directors is empowered to amend Section 10.02 of the Trust Indenture to delegate from the Trustee to the Corporation any decisions relating to the compliance by Pengrowth Trust with subsections 108(2), 132(6) and 132(7)(a) of the Income Tax Act (Canada) and similar or successor provisions thereto and the related provisions of the Trust Indenture provided that the Trustee (in its role as Trustee and/or transfer agent and registrar of Pengrowth Trust) retains administrative responsibility in relation to any plans or procedures adopted by the Board of Directors in respect to that compliance.

All terms defined in the Information Circular Proxy Statement of the Corporation and Pengrowth Trust dated March 15, 2004, have the same respective meanings in this Extraordinary Resolution when used herein.

SCHEDULE B-2

SUMMARY OF AMENDMENTS TO THE TRUST INDENTURE

It is proposed that the Trust Indenture be amended as follows:

1.	The following definitions will be added to Article 1 and conforming changes will be made to the definitions of “Closing Market Price”, “Market Price”, “Trust Units” and “Trust Unitholders”:

(a)	“Class A Units” means the class A trust units of the Fund, created, issued and certified hereunder;

(b)	“Class B Units” means the class B trust units of the Fund, created, issued, and certified hereunder;

(c)	“Effective Date” means the date determined by the Board of Directors for the reclassification of the trust unit capital of Pengrowth Trust to become effective;

(d)	“Effective Time” means 5:00 p.m. (Calgary time) on the Effective Date;

(e)	“Exchangeable Shares” means in the capital of the Corporation, which may be issued from time to time, and including the right to be exchanged by the holder thereof into one or more classes of trust units;

(f)	“Ownership Threshold” means a number of issued and outstanding Class A Units at any point in time equal to 99.0% of a number of issued and outstanding Class B Units outstanding at such time.

(g)	“Schedules” means the schedules to this Indenture;

(h)	“Special Voting Trust Unit” means the special voting trust unit of the Fund, created, issued and certified hereunder; and

(i)	“Special Voting Trust Unitholder” means the holder from time to time of the special voting trust unit.

2.	Section 3.01 will be amended to provide that Pengrowth Trust will have two classes of trust units consisting of Class A Units and Class B Units that will be entitled to the rights and subject to the limitations, restrictions and conditions set out in the Trust Indenture, with the rights, limitations, restrictions and conditions of the Class A Units and Class B Units to be supplemented or amended by Schedules “A” and “B” to the Trust Indenture, respectively.

3.	Section 3.01 will also be amended to provide that at the Effective Time all existing and outstanding Trust Units of Pengrowth Trust will be subject to the transactions set out in Schedule “C”.

4.	Section 6.01 will be amended to provide that a holder of Royalty Units who is a Non-Resident may exchange Royalty Units only for Class A Units and not Class B Units and that a holder of Royalty Units who is not a Non-Resident will be able to exchange Royalty Units for Class A Units or Class B Units, subject in both cases to the terms, conditions and limitations in Article VI, including without limitation those set forth below.

5.	Section 6.02 will be amended to provide that a holder of Royalty Units wishing to exchange any or all of his Royalty Units for Class A Units would be able to do so only if and to the extent that the number of Class A Units issued and outstanding at the particular time is not greater than the Ownership Threshold and will not exceed the Ownership Threshold as a result of the exchange.

6.	Section 6.02 will also be amended to require that a holder of Royalty Units wishing to exercise his right to exchange any or all of his Royalty Units for Class B Units shall submit a Unitholder’s Declaration stating that the beneficial owner of the Royalty Units is not a Non-Resident.

7.	Article VI will be amended to provide that a holder of Royalty Units applying to exchange Royalty Units for Trust Units will be required to elect and indicate irrevocably at that time:

(a)	how many Royalty Units he wishes to exchange;

(b)	how many Class A Units and Class B Units respectively he wishes to receive upon the exchange;

(c)	whether, if having regard to the Ownership Threshold fewer Class A Units are available than the number that he has requested to receive upon the exchange, he wishes to receive the smaller number and to retain the balance of his Royalty Units; and

(d)	whether, if Class A Units are not available, he elects and is entitled by virtue of not being a Non-Resident to receive Class B Units instead.

8.	The exchange form to be used in connection with a conversion will be modified to reflect the foregoing amendments and the form thereof will be appended to the Royalty Indenture. Subsection 6.02(a) will be amended accordingly to refer to this new form and to require that it be completed and submitted to the Trustee by a holder of Royalty Units applying to exercise his right of exchange.

9.	Article VI will be amended to provide that if it appears that a proposed exchange of Royalty Units for Class A Units would result in the number of Class A Units issued and outstanding exceeding the Ownership Threshold, the Fund and its transfer agent may refuse to accept any request to exchange Royalty Units for Class A Units.

10.	Article VI will be amended to provide that the Fund, together with its transfer agent, may from time to time establish procedures for recognizing the priorities of requested exchanges of Royalty Units for Class A Units and requests for conversions of Class B Units into Class A Units, which procedures may, but are not required to, apply a reservation or waiting list system to holders of Royalty Units and Class B Units whose requests to exchange Royalty Units for Class A Units and to convert Class B Units into Class A Units are refused due to the approach of the number of Class A Units issued and outstanding to the Ownership Threshold.

11.	Section 13.03 will be amended to provide that any restrictions on the transferability of Trust Units or any conversion features of the Trust Units will be set forth on the certificates representing the Trust Units.

12.	Schedule “A” will be added to the Trust Indenture which will provide that the Class A Units will have the rights and be subject to the limitations, restrictions and conditions set out in the Trust Indenture as supplemented by the rights, limitations, restrictions and conditions set out in Schedule “A”, as summarized below.

Definitions

•	“Non-Resident” means a non-resident of Canada for the purposes of the Income Tax Act (Canada).

•	“Ownership Threshold” means a number of issued and outstanding Class A Units at any point in time equal to 99.0% of a number of issued and outstanding Class B Units outstanding at such time.

Ownership Threshold

•	The number of issued and outstanding Class A Units may not at any point in time exceed the Ownership Threshold.

Permitted Listings

•	The Class A Units may be listed and posted for trading on either or both of the Toronto Stock Exchange the New York Stock Exchange.

Exclusionary Offer

•	If an offer is made to purchase Class A Units that must, by reason of securities legislation or stock exchange requirements, be made to all or substantially all of the owners of Class A Units and such offer is not made concurrently with an offer to purchase Class B Units that is identical to the offer to purchase Class A Units in terms of price per trust unit and in all other material respects, then each outstanding Class B Unit shall be convertible into one Class A Unit at the option of the holder thereof from the day the offer is made until the expiry date of the offer. In these circumstances, the Ownership Threshold would not apply in respect of the Class A Units. An election of the holder of Class B Units to exercise this conversion right shall also be deemed to also constitute the irrevocable election by the holder to deposit such units pursuant to the offer and to exercise a right of the holder to convert such units back into Class B Units if such units are not taken up and paid for under the offer.

Conversion

•	At any time the holder of Class A Units will have the right to convert such trust units into Class B Units on a one for one basis provided that the holder of such Class A Units provides a declaration that the holder is not a Non-Resident.

Violations of Ownership Threshold

•	If it appears from the securities registers, or if the Board of Directors determines that the number of issued and outstanding Class A Units exceeds the Ownership Threshold, Pengrowth Trust may make a public announcement of the contravention and may refuse to accept subscriptions for Class A Units or accept conversions of Class B Units into Class A Units. In addition, if the Board of Directors determines that it would not be unfairly prejudicial to, and would not unfairly disregard the interests of, persons beneficially owning or controlling Class A Units, Pengrowth Trust shall send a notice to the registered holders of Class A Units chosen on the basis of inverse order of registration requiring such holders to dispose of their Class A Units and pending such disposition may suspend the rights of ownership attached to such units. Any such disposition notice would specify in reasonable detail (i) the nature of the contravention of the Ownership Threshold, (ii) the number of excess Class A Units (iii) a date, which shall not be less than 60 days after the date of the notice, by which the Class A Units are to be (A) sold or otherwise disposed of to a person who is not a Non-Resident and who concurrently agrees to convert such units into Class B Units or (B) if the holder is not a Non-Resident, converted into Class B Units and (iv) state that unless the holder complies, Pengrowth Trust may sell or redeem the excess Class A Units held by such holder. If a holder of Class A Units fails to comply with such notice, Pengrowth Trust may elect to sell, on behalf of the registered holder, the excess Class A Units on its principal stock exchange and pay to the holder the net proceeds of the sale after deduction of any commission, tax or other costs of sale.

•	If the holder fails to comply with the notice, and Pengrowth Trust determines that a sale of the excess Class A Units would be impracticable or have a material adverse effect on the market value of the Class A Units, Pengrowth Trust may elect to repurchase or redeem the excess Class A Units, without providing futher notice. The repurchase or redemption price to be paid for such excess Class A Units will be the 10 day average closing price of the Class A Units on their principal stock exchange.

13.	Schedule “B” will be added to the Trust Indenture which will provide that the Class B Units will have the rights and be subject to the limitations, restrictions and conditions set out in the Trust Indenture as supplemented by the rights, limitations, restrictions and conditions set out in Schedule “B”, as summarized below.

Definitions

•	“Non-Resident” means a non-resident of Canada for the purposes of the Income Tax Act (Canada).

•	“Ownership Threshold” means a number of issued and outstanding Class A Units at any point in time equal to 99.0% of a number of issued and outstanding Class B Units outstanding at such time.

Non-Resident Ownership Restrictions

•	No person who is a Non-Resident shall beneficially own or control Class B Units.

•	Pengrowth Trust will refuse to recognize all ownership rights of Non-Residents in respect of Class B Units by deeming all Class B Units held by Non-Residents to be struck from the register of securities.

•	For the purposes of monitoring compliance with and enforcing these restrictions, Pengrowth Trust may require any registered holder or beneficial owner of Class B Units to complete and deliver a declaration regarding the ownership and residency of the Class B Units.

Permitted Listing

•	The Class B Units may only be listed and posted for trading on the Toronto Stock Exchange or any successor thereto organized in Canada.

Exclusionary Offer

•	If an offer is made to purchase Class A Units that must, by reason of securities legislation or stock exchange requirements, be made to all or substantially all of the owners of Class A Units and such offer is not made concurrently with an offer to purchase Class B Units that is identical to the offer to purchase Class A Units in terms of price per trust unit and in all other material respects, then each outstanding Class B Unit shall be convertible into one Class A Unit at the option of the holder thereof from the eighth day after the offer is made until the expiry date of the offer. In these circumstances, the Ownership Threshold would not apply in respect of the Class A Units. An election of the holder of Class B Units to exercise this conversion right shall also be deemed to also constitute the irrevocable election by the holder to deposit such units pursuant to the offer and to exercise a right of the holder to convert such units back into Class B Units if such units are not taken up and paid for under the offer.

Conversion

•	At any time a holder of Class B Units will have the right to convert such trust units into Class A Units on a one for one basis, provided that at the time of conversion the number of outstanding Class A Units is not greater than the Ownership Threshold, and that the conversion will not result in the number of outstanding Class A Units immediately after giving effect to the conversation exceeding the Ownership Threshold.

•	Pengrowth Trust together with the Trustee may establish procedures for recognizing the priority of requested conversions of Class B Units into Class A Units. These procedures may, but are not required to, apply a reservation or waiting list system to holders of Class B Units whose request to convert Class B Units into Class A Units is refused due to the Ownership Threshold having been reached.

14.	Schedule “C” will be added to the Trust Indenture which will outline transitional provisions which become effective at the Effective Time, and are summarized below.

Reclassification of Existing Trust Units

•	At the Effective Time, all issued and outstanding Trust Units shall be deemed to be reclassified as Class B Units.

•	Upon completion of the reclassification, each holder of a trust unit immediately prior to the Effective Time shall cease to be a holder of such trust units, and if such holder was a registered holder, such holder’s name shall be removed from the register of holders of trust units and shall be deemed to be a holder of a number of Class B Units equal to the number of trust units formerly held by such holder and, if the holder was a registered holder, such holder’s name shall be added to the register of holders of Class B Units accordingly.

Conversion of Class B Units held by Non-Residents

•	Immediately following the reclassification, all Class B Units held by a holder that is a NonResident shall be deemed to be converted into Class A Units on the basis of one Class A Unit for each Class B Unit held.

•	For the purpose of determining of whether a holder is, immediately following the Effective Time, a Non-Resident, each registered holder and each beneficial owner of Trust Units may be requested to provide to Pengrowth Trust a residency declaration. Intermediaries will be permitted to complete declarations on behalf of beneficial owners. Any registered owner, intermediary or beneficial owner that fails to provide a residency declaration to Pengrowth Trust when requested to do so, will be precluded from transferring their Trust Units.

•	If following the conversion of Class B Units held by Non-Residents into Class A Units the number of issued and outstanding Class A Units exceeds the Ownership Threshold, then Pengrowth Trust will take such steps as the Board of Directors of the Corporation determines are expedient to increase the number of Class B Units or decrease the number of outstanding Class A Units so that the Ownership Threshold will be met.

Issuance of Certificates

•	Upon the surrender to the Trustee of a certificate which prior to the Effective Time represented outstanding Trust Units, and such additional documents and instruments as the Trustee may reasonably require, the holder shall be entitled to receive and exchange therefore, and the Trustee shall forthwith deliver to such holder a certificate representing that number of Class B Units or Class A Units, as applicable, into which such holder’s trust units have been reclassified or reclassified and converted. Until surrendered and contemplated hereby, each certificate which prior to the Effective Time represented outstanding Trust Units shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing the Class B Units or Class A Units, as applicable, to which such holder is entitled.

SCHEDULE B-3

ORDINARY RESOLUTION REGARDING NEW LONG TERM INCENTIVE PLAN

BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

1.	The implementation of the Long Term Incentive Plan of Pengrowth Trust in the form attached as Schedule “B-4” to the Information Circular – Proxy Statement of the Corporation dated March 15, 2004 and the grant of up to 250,000 phantom trust units and a corresponding 250,000 treasury Trust Units pursuant to the plan, be and is hereby approved; and

2.	The Trustee is hereby authorized and directed on behalf of Pengrowth Trust to execute all documents and to do all things as deemed necessary or desirable to implement this Resolution.

All terms defined in the Information Circular – Proxy Statement of the Corporation and Pengrowth Trust dated March 15, 2004, have the same respective meanings in this Resolution when used herein.

SCHEDULE B-4

FORM OF LONG TERM INCENTIVE PLAN

PENGROWTH ENERGY TRUST

LONG TERM INCENTIVE PLAN

•, 2004

- i -

PENGROWTH ENERGY TRUST

LONG TERM INCENTIVE PLAN

1.	PURPOSE

                 This Executive Unit Bonus Plan has been established by the Trust in order to attract, retain and motivate key employees of the Trust, its Subsidiaries and affiliated entities who make valuable contributions to the long-term success of the business of the Trust, by providing long term incentives and to encourage ownership of the Trust’s Units by such employees.

2.	DEFINITIONS

2.1	In this plan, the following terms have the following meanings:

(a)	“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder and Stock Exchange Rules;

(b)	“Beneficiary” means any person designated by the Participant by written instrument filed with the Trust to receive any amount, securities or property payable under the Plan in the event of a Participant’s death or, failing any such effective designation, the Participant’s estate;

(c)	“Board” means the Board of Directors of Pengrowth Corporation, the administrator of the Trust of the Committee to the extent that the Board of Directors has delegated authority to the Committee pertaining to this Plan;

(d)	“Business Day” means a day which is not a Saturday, Sunday or day observed as a holiday under the laws of the Province of Alberta or the federal laws of Canada applicable therein;

(e)	“Change of Control” means any person or persons acting in concert as defined in the Securities Act (Alberta) acquiring or have the right to acquire 25% or more of the outstanding Trust Units;

(f)	“Committee” means the Corporate Governance/Compensation Committee of the Board, or such other committee of the Board as constituted from time to time, which may be appointed by the Board to, inter alia, interpret, administer and implement the Plan, and includes any successor committee appointed by the Trustees for such purposes;

(g)	“Date of Grant” of a Phantom Unit means the date a Phantom Unit is granted to a Participant under the Plan;

(h)	“Designated Affiliated Entity” means a person (including a trust or a partnership) or company in which the Trust has a significant investment and which the Trust designates as such for the purposes of this Plan;

(i)	“Designated Beneficiary” means the beneficiary designated by the Participant, in a manner determined by the Trust, to receive Units due to the Participant in the event of the Participant’s death and, in the absence of an effective designation by the Participant, the Participant’s Designated Beneficiary shall be the Participant’s estate;

(j)	“Distributions” means the distributions allocated and paid to holders of Trust Units from time to time;

(k)	“Eligible Person” means a bona fide full-time employee of the Trust or a Subsidiary or Designated Affiliated Entity of the Trust, who in each case has been designated as an Eligible Person by the Trust for the purposes of the Plan;

(l)	“Employer” means with respect to a Participant, the person that employs the Participant or that employed the Participant immediately prior to his Termination Date, which may be the Trust, a Subsidiary, or a Designated Affiliated Entity;

(m)	“Fiscal Year” means any fiscal year of the Trust;

(n)	“Grant Agreement” means an agreement between the Trust and a Participant under which a Unit is granted, together with such amendments, deletions or changes thereto as are permitted under the Plan;

(o)	“Market Price” means the last board lot sale price per Trust Unit on the TSX on the relevant day;

(p)	“Participant” means a permanent employee of the Trust, a Subsidiary or a Designated Affiliated Entity, who has been designated by the Trust for participation in the Plan and who has agreed to participate in the Plan thereof on such terms as the Trust may specify;

(q)	“Phantom Unit” means a unit granted to a Participant in accordance with Article 4 of the Plan;

(r)	“Plan” means this Long Term Incentive Plan, as amended and restated from time to time;

(s)	“Stock Exchange Rules” means the applicable rules of any stock exchange upon which the Trust Units are listed;

(t)	“Subsidiary” means any business entity in which the Trust, directly or indirectly, owns 50 percent or more of the total combined voting power of all classes of shares or other equity interest which specifically includes Pengrowth Corporation;

(u)	“Termination Date” means the date on which a Participant ceases, for any reason, to be an employee of the Trust, a Subsidiary or a Designated Affiliated Entity and where the employment is terminated by the Employer, whether wrongful or for cause or otherwise, such date shall be the date notice of termination is provided;

(v)	“Trust” means Pengrowth Energy Trust, its successors and assigns, and any reference in the Plan to action by the Trust means action by or under the authority of the Trustees of the Trust or any person or committee that has been designated for the purpose by the Trust;

(w)	“Trustee” means Computershare Trust Company of Canada or any other trustee of the Trust;

(x)	“Trust Units” means the Trust Units in the capital of the Trust, and includes any units of the Trust into which such units may be converted, reclassified, redesignated, subdivided, consolidated, exchanged or otherwise changed, whether pursuant to a capital reorganization, amalgamation, merger, arrangement or other form of reorganization;

(y)	“Vested Phantom Units” means Phantom Units which vest in the name of a Participant in accordance with Article 4.

2.2	In this Plan, unless the context requires otherwise, references to the male gender include the female gender, words importing the singular number may be construed to extend to and include the plural number, and words importing the plural number may be construed to extend to and include the singular number.

3.	PARTICIPATION

3.1	From time to time, the Trust may designate one or more bona fide full-time employees of the Trust or a Subsidiary or Designated Affiliated Entity of the Trust as “Eligible Persons” for the purposes of the Plan. If an Eligible Person agrees to participate in the Plan on such terms as the Trust may specify at the time he is designated as an Eligible Person, he shall become a Participant in the Plan.

3.2	Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect any Eligible Person’s employment with the Trust or any of its Subsidiaries or Designated Affiliated Entities.

4.	GRANT OF PHANTOM UNITS

4.1	The Trust may grant Phantom Units to such Participant or Participants in such number and at such times as the Board may, in its sole discretion, determine, as a bonus or similar payment in respect of services rendered by the Participant for a Fiscal Year.

4.2	Each Phantom Unit will give the Participant the right to receive, with respect to each such Phantom Unit which has become a Vested Phantom Unit pursuant to the provisions of the Plan and in accordance with the terms of the Grant Agreement relating to such Phantom Unit, a Trust Unit.

4.3	Each such Phantom Unit shall represent the right to receive one Trust Unit at the time, in the manner and subject to the restrictions set forth in this Plan.

4.4	Unless otherwise determined by the Board at the time of grant or thereafter, and subject to Section 4.5,

(i)	33 1/3% of the Phantom Units shall vest and become Vested Phantom Units on the Date of Grant;

(ii)	a further 33 1/3% of the Phantom Units shall vest and become Vested Phantom Units on the first anniversary of the Date of Grant of the Phantom Units; and

(iii)	the balance of the Phantom Units shall vest and become Vested Phantom Units on the second anniversary of the Date of Grant of the Phantom Units.

4.5	Subject to the terms of the Plan, the Board may determine other terms or conditions of any Phantom Units, including

(a)	any additional conditions with respect to the vesting of Phantom Units, in whole or in part, to become Vested Phantom Units, including conditions in respect of

(i)	the market price of the Trust Units;

(ii)	the return to holders of Trust Units, with or without reference to other comparable mutual fund trusts or similar entities;

(iii)	the financial performance or results of the Trust, a Subsidiary, a Designated Affiliated Entity or business unit thereof;

(iv)	other performance criteria relating to the Trust, a Subsidiary, a Designated Affiliated Entity or business unit thereof;

(v)	other performance criteria relating to the Participant;

(vi)	ownership of Trust Units by a Participant;

(vii)	restrictions on the re-sale of Trust Units acquired under the Plan including escrow arrangements; and

(viii)	any other terms and conditions the Board may in its discretion determine;

(b)	restrictions on the resale of Trust Units including escrow arrangements; and

(c)	any other terms and conditions the Board may in its discretion determine;

which shall be set out in the Grant Agreement. The conditions may relate to all or a portion of the Phantom Units in a grant and may be graduated such that different percentages (which may be greater or lesser than 100%) of the Phantom Units in a grant will become vested depending on the extent of satisfaction of one or more such conditions. The Board may, in its discretion, subsequent to the Date of Grant of a Phantom Unit, waive any such term or condition or determine that it has been satisfied.

4.6	The Board may determine that all the Phantom Units of a Participant shall become Vested Phantom Units immediately in the event of a Change of Control or possible Change of Control.

4.7	Phantom Units shall not entitle any Participant to the exercise of voting rights, the receipt of Distributions other than additional Phantom Units in lieu of Distributions, or the exercise of any other rights attaching to the ownership of Trust Units.

4.8	No certificates shall be issued with respect to Phantom Units.

5.	PHANTOM UNIT GRANTS, PHANTOM DISTRIBUTIONS AND ACCOUNTS

5.1	An Account, to be known as a “Phantom Unit Account”, shall be maintained by a person or organization delegated that function by the Board for each Participant and such person or organization shall maintain records showing the number of Units to which such Participant is entitled in accordance with the Plan.

5.2	On the Date of Grant, the Account will be credited with the Units granted to a Participant on that date.

5.3	A Participant’s Phantom Unit Account shall, unless otherwise determined by the Trust, from time to time until the Vesting Date referred to in Article 4, be credited with additional Phantom Units, the number of which shall be determined by multiplying: one hundred per cent (100%) of the Distributions declared per Trust Unit on the relevant record date for Distributions on the Trust Units by the number of Phantom Units held by the Participant divided by the weighted average closing price of the Trust Units on the Toronto Stock Exchange for the 20 trading days immediately preceding the cash distribution date, with fractions computed to two decimal places. Any Phantom Distributions so allocated shall immediately be considered Vested Phantom Units irrespective of whether they were allocated with regard to Phantom Units or Vested Phantom Units.

6.	GRANT AGREEMENT

6.1	Each grant of a Phantom Unit will be set forth in a Grant Agreement containing terms and conditions required under the Plan and such other terms and conditions not inconsistent herewith as the Trust may, in its sole discretion, deem appropriate.

7.	ISSUE OF TRUST UNITS

7.1	The number of Trust Units to be issued shall be equal to the whole number of Vested Phantom Units which are to be released. Where the determination of the number of Trust Units to be issued would result in the issue of a fractional Trust Unit, the number of Trust Units to be issued shall be rounded down to the next whole number of Trust Units. No fractional Trust Units shall be issued nor shall cash be paid at any time in lieu of any such fractional interest.

7.2	The obligation of the Trust to issue Trust Units in accordance with the terms of this Plan is subject to compliance with Applicable Laws. As a condition of becoming a Participant, each Eligible Person will agree to comply with all such laws, rules and regulations and to furnish to the Board and the Trust all information and undertakings as may be required to permit compliance with such Applicable Law.

8.	CESSATION OF EMPLOYMENT AND FORFEITURES

8.1	Except as otherwise provided in subsection 8.2 or 8.3 below, if a Participant ceases to be an Eligible Person for any reason whatsoever including, without limitation, termination of his employment by his Employer, there shall be forfeited as of the Termination Date such Phantom Units as are not Vested Units. No cash shall at any time be paid in lieu of any such Units as shall have been forfeited under this Plan.

8.2	If (i) a Participant dies or ceases to be an Employee by reason of (A) retirement from active employment upon reaching the permitted retirement age set by the Board (which is presently defined as age 55 with a minimum of five years of service) or (B) total or permanent disability, or (ii) for any other reason specified in each case by the Board, all Phantom Units held in the name of the Participant shall be immediately considered Vested Phantom Units and shall be issued as Trust Units, in accordance with subsections 7.1 and 7.2 to such Participant, or his Designated Beneficiary.

8.3	Transfer from the Trust to a Subsidiary or a Designated Affiliated Entity, from a Subsidiary or a Designated Affiliated Entity to the Trust, or from one Subsidiary to another Subsidiary or a Designated Affiliated Entity to another Designated Affiliated Entity shall not be considered a cessation of employment, nor shall it be considered a cessation of employment if an Eligible Person is placed on such other leave of absence which is considered by the Trust, subsidiary or affiliated entity as continuing intact the employment relationship. In the event active employment is not renewed at the end of the leave of absence, the employment relationship shall be deemed to have ceased at that time.

9.	MAXIMUM NUMBER OF TRUST UNITS TO BE ISSUED UNDER THE PLAN

9.1	The number of Trust Units which may be issued pursuant to this Plan to all Participants shall be • Trust Units. In each case, the Trust may from time to time designate such other maximum number which, however, will not in any event exceed the maximum number permitted from time to time under Stock Exchange Rules.

9.2	If Phantom Units are forfeited under this Plan, they shall again be available for allocation under this Plan.

10.	ADJUSTMENT OF AND CHANGES IN CAPITAL

10.1	If the Trust Units shall be consolidated, subdivided or reclassified, or if any other action of a similar nature affecting the number of Trust Units of the Trust is taken, then in such event the maximum number of Trust Units which can be issued under the Plan in accordance with Article 9, and the number of Units granted to each Participant, may be correspondingly adjusted by the Board.

10.2	In this Article 10, “reorganization” means any (i) capital reorganization, (ii) merger, (iii) amalgamation, (iv) offer for Trust Units of the Trust which if successful would entitle the offeror to acquire all of the Trust Units of the Trust or all of one or more particular class(es) of Trust Units of the Trust to which the offer relates, or (v) arrangement or other scheme of reorganization.

10.3	In the event of a reorganization or proposed reorganization, the Board, at its option, may do either of the following:

(a)	the Board may irrevocably commute for or into any other security or other property or cash any Phantom Unit upon giving to the Participant to whom such Phantom Unit has been granted at least 30 days written notice of its intention to commute the Phantom Unit, and during such period of notice, the Participant may elect to require the Trust to issue the Phantom Units in the Participant’s account as Trust Units, without regard to the limitations contained in Article 4, or

(b)	the Trust or any successor to the Trust or which may issue securities in exchange for Trust Units upon the reorganization becoming effective may offer any Participant the opportunity to obtain securities into which the Trust Units are changed or are convertible or exchangeable, on a basis proportionate to the number of Phantom Units in the Participant’s account.

11.	NOTICES

11.1	Any payment, notice, statement, certificate or other instrument required or permitted to be given to a Participant or any person claiming or deriving any rights through him shall be given by:

(a)	delivering it personally to the Participant or to the person claiming or deriving rights through him, as the case may be, or

(b)	mailing it postage paid (provided that the postal service is then in operation) or delivering it to the address which is maintained for the Participant in the Trust’s personnel records of the Trust, its Subsidiaries or affiliated entities as applicable.

11.2	Any notice, statement, certificate or instrument required or permitted to be given to the Trust, its Subsidiaries or affiliated entities shall be given by mailing it postage prepaid (provided that the postal service is then in operation) or delivering it to the Trust at its principal address to the attention of the Corporate Secretary.

11.3	Any notice, statement, certificate or other instrument referred to in Section 11.1 or 11.2, if delivered, shall be deemed to have been given or delivered on the date on which it was delivered or, if mailed (provided that the postal service is then in operation), shall be deemed to have been given or delivered on the second business day following the date on which it was mailed.

12.	GENERAL

12.1	The Plan shall be administered by such person as may be delegated by the Board in accordance with its provisions. All costs and expenses of administering the Plan will be paid by the Trust. The Board, may from time to time, establish administrative rules and regulations and prescribe forms or documents relating to the operation of the Plan as it may deem necessary to implement or further the purpose of the Plan and amend or repeal such rules and regulations or forms or documents. The Trust may also delegate to any Trustee, officer or employee of the Trust such duties and powers relating to the Plan as it may see fit. The Trust may also appoint or engage a trustee, custodian or administrator to administer or implement the Plan.

12.2	The Trust may adopt and apply rules that in its opinion will ensure that the Trust, its Subsidiaries and Designated Affiliated Entities will be able to comply with applicable provisions of any federal, provincial, state, or local law relating to the withholding of tax, including on the amount, if any, includable in income of a Participant. The Trust shall have the right in its discretion to satisfy withholding tax liability by retaining or purchasing Trust Units.

12.3	From time to time the Trust may add to or amend any of the provisions of the Plan or terminate the Plan; provided however that, subject to the provisions of Article 10, (i) any approvals required under any Applicable Law are obtained, and (ii) unless a Participant otherwise agrees, any such addition, amendment or termination shall apply only in respect of Phantom Units granted on or after the date of such addition, amendment or termination.

12.4	The determination by the Trust of any question which may arise as to the interpretation or implementation of the Plan shall be final and binding on all Eligible Persons, Participants and other persons claiming or deriving rights through any of them.

12.5	The Plan shall enure to the benefit of and be binding upon the Trust, its successors and assigns. The interest of any Eligible Person or Participant under the Plan or in any Phantom Unit shall be not transferable or alienable by him either by pledge, assignment or in any other manner whatsoever and, during his lifetime, shall be vested only in him, but shall thereafter enure to the benefit of and be binding upon the Designated Beneficiary of the Eligible Person or the Participant, as the case may be.

12.6	No Eligible Person, Participant or other person shall have any claim or right to be granted Phantom Units under the Plan. Neither the Plan nor any action taken thereunder shall interfere with the right of the Employer of a Participant to terminate an Eligible Person’s or Participant’s employment at any time. Neither any period of notice, if any, nor any payment in lieu thereof, upon termination of employment, including any wrongful termination, shall be considered as extending the period of employment for the purposes of the Plan.

12.7	This Plan and any Phantom Units granted hereunder shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

12.8	This Plan is hereby instituted this • day of • , 2004.

SCHEDULE C-1

EXTRAORDINARY RESOLUTION OF ROYALTY UNITHOLDERS
TO AMEND THE ROYALTY INDENTURE REGARDING DISTRIBUTION
UPON A LIQUIDATION, WIND-UP OR DISSOLUTION OF THE CORPORATION

BE IT RESOLVED AS AN EXTRAORDINARY RESOLUTION THAT:

1.	The board of directors of the Corporation is hereby granted the authority to direct the Corporation and the Trustee to amend the Royalty Indenture to provide that in the event of a liquidation, dissolution or winding-up of the Corporation, the holders of Common Shares and Exchangeable Shares would be entitled to, and would receive, a portion of the assets (including monies or other liquid assets) of the Corporation equal to a fraction which has as its numerator the aggregate number of outstanding Common Shares and Exchangeable Shares and which has as its denominator the summation of the outstanding Trust Units, Exchangeable Shares, Common Shares and Royalty Units (other than the Royalty Units held by Pengrowth Trust);

2.	The Trustee is hereby authorized for and on behalf of Pengrowth Trust to execute and deliver an amending agreement to the Royalty Indenture, or an amended and restated Royalty Indenture, and the execution thereof shall evidence approval of the said amendments and of the amending agreement or the amended and restated Royalty Indenture pursuant to this Extraordinary Resolution; and

3.	The Trustee is hereby authorized and directed for and on behalf of the Royalty Unitholders and any officer or director of the Corporation, is authorized and directed, for and in the name of the Corporation, to execute all documents and to do all things as deemed necessary or desirable to implement this Extraordinary Resolution.

All terms defined in the Information Circular Proxy Statement of the Corporation and Pengrowth Trust dated March 15, 2004 have the same respective meanings in this Extraordinary Resolution when used herein.

SCHEDULE C-2

EXTRAORDINARY RESOLUTION OF UNITHOLDERS TO AMEND
THE ROYALTY INDENTURE IN REGARD TO THE RECLASSIFICATION OF THE TRUST UNIT CAPITAL

BE IT RESOLVED AS AN EXTRAORDINARY RESOLUTION THAT:

1.	The Royalty Indenture be and it is hereby amended in the manner described in Schedule “C-3” to this Information Circular Proxy Statement of the Corporation and Pengrowth Trust dated March 15, 2004 (the “Circular”), as may be amended or revised by the Board of Directors as it deems necessary or expedient, and in all such mechanical, incidental and other respects as the Board of Directors may deem necessary or expedient in connection with the foregoing;

2.	Notwithstanding the passing of this Extraordinary Resolution, the Board of Directors, without further notice to or approval of Unitholders, may in its discretion decide not to implement the matters provided for in this Extraordinary Resolution or may revoke the resolution at any time prior to the implementation thereof;

3.	The Trustee is hereby authorized for and on behalf of Pengrowth Trust to execute and deliver an amending agreement to the Royalty Indenture, or an amended and restated Royalty Indenture, and the execution thereof shall evidence approval of the said amendments and of the amending agreement or the amended and restated Royalty Indenture pursuant to this Extraordinary Resolution; and

4.	The Trustee is hereby authorized and directed for and on behalf of the Royalty Unitholders and any officer or director of the Corporation, is authorized and directed, for and in the name of the Corporation, to execute all documents and to do all things as deemed necessary or desirable to implement this Extraordinary Resolution.

All terms defined in the Circular have the same respective meanings in this Extraordinary Resolution when used herein.

SCHEDULE C-3

SUMMARY OF AMENDMENTS TO ROYALTY INDENTURE

It is proposed that the Royalty Indenture be amended as follows.

1.	Definitions of “Class A Unit”, “Class B Unit”, “Non-Resident”, “Ownership Threshold” and “Unitholder’s Declaration” (corresponding to those in the Trust Indenture) will be added to Article I and conforming changes will be made to the definition of “Trust Unit”.

2.	Section 4.01 will be amended to provide that a holder of Royalty Units who is a Non-Resident may exchange Royalty Units only for Class A Units and not Class B Units and that a holder of Royalty Units who is not a Non-Resident will be able to exchange Royalty Units for Class A Units or Class B Units, subject in both cases to the terms, conditions and limitations in Article IV, including without limitation those set forth below.

3.	Section 4.02 will be amended to provide that a holder of Royalty Units wishing to exchange any or all of his Royalty Units for Class A Units would be able to do so only if and to the extent that the number of Class A Units issued and outstanding at the particular time is not greater than the Ownership Threshold.

4.	Section 4.02 will also be amended to require that a holder of Royalty Units wishing to exercise his right to exchange any or all of his Royalty Units for Class B Units shall submit a Unitholder’s Declaration stating that the beneficial owner of the Royalty Units is not a Non-Resident.

5.	Article IV will be amended to provide that a holder of Royalty Units applying to exchange Royalty Units for Trust Units will be required to elect and indicate irrevocably at that time:

a)	how many Royalty Units he wishes to exchange;

b)	how many Class A Units and Class B Units respectively he wishes to receive upon the exchange;

c)	whether, if having regard to the Ownership Threshold fewer Class A Units are available than the number that he has requested to receive upon the exchange, he wishes to receive the smaller number and to retain the balance of his Royalty Units; and

d)	whether, if Class A Units are not available, he elects and is entitled by virtue of not being a Non-Resident to receive Class B Units instead.

6.	The exchange form to be used in connection with a conversion will be modified to reflect the foregoing amendments and the form thereof will be appended to the Royalty Indenture. Subsection 4.02(a) will be amended accordingly to refer to this new form and to require that it be completed and submitted to the Trustee by a holder of Royalty Units applying to exercise his right of exchange.

7.	Article IV will be amended to provide that if it appears that a proposed exchange of Royalty Units for Class A Units would result in the number of Class A Units issued and outstanding exceeding the Ownership Threshold, the Fund and its transfer agent may refuse to accept any request to exchange Royalty Units for Class A Units.

8.	Article IV will be amended to provide that the Fund, together with its transfer agent, may from time to time establish procedures for recognizing the priorities of requested exchanges of Royalty Units for Class A Units and requests for conversions of Class B Units into Class A Units, which procedures may, but are not required to, apply a reservation or waiting list system to holders of Royalty Units and Class B Units whose requests to exchange Royalty Units for Class A Units and to convert Class B Units into Class A Units are refused due to the approach of the number of Class A Units issued and outstanding to the Ownership Threshold.